                             SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 13, 1999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 1, 1997)
THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                2,000,000 SHARES

                                     [LOGO]

                   % CLASS B CUMULATIVE REDEEMABLE PREFERRED STOCK
                     (LIQUIDATION PREFERENCE $25 PER SHARE)
                             ---------------------

    Distributions on the Class B Preferred Stock will be cumulative from the date of original issuance and will be paid quarterly in arrears. The Class B
Preferred Stock will not be redeemable before May   , 2004 except under limited
circumstances intended to preserve our status as a real estate investment trust
for federal income tax purposes. Beginning May   , 2004, we may redeem any or
all shares of Class B Preferred Stock at $25 per share plus accrued and unpaid dividends.

    Realty Income Corporation is a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise. Through our predecessors, we have been in the real estate investment business since 1969. As of March 31, 1999, we owned a diversified portfolio of 1,004 properties located in 45 states with over 8.1 million square feet of leasable space. As of March 31, 1999, 99.4% of our single-tenant properties were leased pursuant to leases with an average remaining term (excluding extension options) of approximately
8.6 years.

    We will apply to list the Class B Preferred Stock on the New York Stock Exchange under the symbol "OPrB". If approved for listing, we expect that trading on the New York Stock Exchange will commence within 30 days after initial delivery of the Class B Preferred Stock.

    INVESTING IN THE CLASS B PREFERRED STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-8.

                             ---------------------

                                                                PER SHARE             TOTAL
                                                            ------------------  ------------------
Public offering price(1)..................................        $25.00           $50,000,000
Underwriting discount.....................................          $                   $
Proceeds, before expenses, to Realty Income Corporation...          $                   $

(1) Plus accrued dividends from May   , 1999, if settlement occurs after that
    date

    The underwriters may also purchase up to an additional 300,000 shares of Class B Preferred Stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of Class B Preferred Stock will be ready for delivery in New
York, New York on or about May   , 1999.

                            ------------------------

MERRILL LYNCH & CO.

        DONALDSON, LUFKIN & JENRETTE

                A.G. EDWARDS & SONS, INC.

                        EVEREN SECURITIES, INC.

                                FIRST UNION CAPITAL MARKETS CORP.

                                        PAINEWEBBER INCORPORATED

                                                SUTRO & CO. INCORPORATED

                            ------------------------

         The date of this prospectus supplement is             , 1999.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                                               PAGE
                                                                                                             ---------
Forward-Looking Statements.................................................................................        S-3
Prospectus Supplement Summary..............................................................................        S-4
The Offering...............................................................................................        S-5
Risk Factors...............................................................................................        S-8
Selected Financial Information.............................................................................       S-14
Use of Proceeds............................................................................................       S-16
Capitalization.............................................................................................       S-17
Business and Properties....................................................................................       S-17
Management.................................................................................................       S-28
Description of Class B Preferred Stock.....................................................................       S-31
Material Federal Income Tax Considerations to Holders of Class B Preferred Stock...........................       S-39
Where You Can Find More Information........................................................................       S-46
Incorporation of Information We File with the SEC..........................................................       S-46
Underwriting...............................................................................................       S-47
Legal Matters..............................................................................................       S-49

                                                      PROSPECTUS

                                                                                                               PAGE
                                                                                                             ---------
Available Information......................................................................................          2
Incorporation of Certain Documents by Reference............................................................          2
The Company................................................................................................          3
Use of Proceeds............................................................................................          3
Ratios of Earnings to Fixed Charges........................................................................          3
Description of Debt Securities.............................................................................          4
Description of Common Stock................................................................................         14
Description of Preferred Stock.............................................................................         17
Restrictions on Ownership and Transfers of Capital Stock...................................................         22
Certain Federal Income Tax Considerations..................................................................         25
Plan of Distribution.......................................................................................         31
Experts....................................................................................................         32
Legal Matters..............................................................................................         32

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement contains forward-looking statements. When used in this prospectus supplement, the words estimated, anticipated and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, including, among other things:

    - Our anticipated growth strategies;

    - Our intention to acquire additional properties;

    - Anticipated trends in our business, including trends in the market for long-term net leases of freestanding, single tenant retail properties;

    - Future expenditures for development projects; and

    - Availability of capital to finance our business.

    Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. In particular, among the factors that could cause actual results to differ materially are our failure to qualify as a real estate investment trust, general business and economic conditions, competition, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and illiquidity of real estate investments.

    Additional factors that may cause risks and uncertainties include those discussed under "Risk Factors" in this prospectus supplement and in the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Report on Form 10-Q for the quarter ended March 31, 1999.

    Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus supplement might not occur.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED AND DEEMED TO BE INCORPORATED BY REFERENCE THEREIN, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. UNLESS THIS PROSPECTUS SUPPLEMENT OTHERWISE INDICATES OR THE CONTEXT OTHERWISE REQUIRES, THE TERMS "REALTY INCOME," "OUR" AND "WE" AS USED IN THIS PROSPECTUS SUPPLEMENT REFER TO REALTY INCOME CORPORATION AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS SINCE AUGUST 15, 1994 AND TO OUR PREDECESSOR PARTNERSHIPS FOR THE PERIOD OF TIME PRIOR TO AUGUST 15, 1994. UNLESS OTHERWISE EXPRESSLY STATED OR THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED, AND ALL INFORMATION RELATING TO OUR PROPERTIES IS AS OF MARCH 31, 1999.

REALTY INCOME

    Realty Income is organized to operate as an equity real estate investment trust, commonly referred to as a REIT. We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise. As of March 31, 1999, we owned a diversified portfolio of 1,004 properties located in 45 states with over 8.1 million square feet of leasable space. As of March 31, 1999, 998 or 99.4% of our 1,004 properties were leased.

    Our investment strategy is to acquire freestanding, single-tenant, retail properties leased to regional and national retail chains under long-term, net lease agreements. We typically acquire, and then lease back, retail store locations from chain store operators, providing capital to the operators for continued expansion and other corporate purposes. Our net lease agreements generally:

    - Are for initial terms of 10 to 20 years;

    - Require the tenant to pay a minimum monthly rent and property operating expenses (taxes, insurance and maintenance); and

    - Provide for future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the tenant's gross sales above a specified level.

    Since 1970 and through December 31, 1998, we have acquired and leased back to regional and national retail chains 944 properties (including 34 properties that have been sold) and have collected in excess of 98% of the original contractual rent obligations on those properties. We believe that the long-term ownership of an actively managed, diversified portfolio of retail properties leased under long-term, net lease agreements produces consistent, predictable income. We believe that the income generated under long-term leases, coupled with the retailer's responsibility for property expenses under the net lease structure, generally produce a more predictable income stream than many other types of real estate portfolios. Of the 1,004 properties in the portfolio as of March 31, 1999, 997 were single-tenant properties and the remaining properties were multi-tenant. As of March 31, 1999, 991 or 99.4% of our 997 single-tenant properties were net leased pursuant to leases with an average remaining lease term (excluding extension options) of approximately 8.6 years.

    Our five senior officers have each managed our properties and operations for between eight and 14 years. Our directors and five senior officers, as a group, owned approximately 2.9% of our outstanding common stock as of May 12, 1999. Realty Income had 49 employees as of May 12, 1999.

RECENT DEVELOPMENTS

    ACQUISITION OF 34 PROPERTIES DURING THE QUARTER ENDED MARCH 31,
1999. During the first three months of 1999, Realty Income acquired 34 retail properties located in 16 states and invested approximately $40.8 million in new properties and properties under development (excluding estimated unfunded development costs on properties under construction at March 31, 1999). The number of properties in our portfolio increased by 3.5% to 1,004 at March 31, 1999 from 970 at December 31, 1998. During the first three months of 1999, we continued to diversify our portfolio with the addition of one new industry segment, Entertainment, and five new retail chains. As of March 31, 1999, our portfolio of 1,004 properties consisted of 70 separate retail chains doing business in 22 separate retail segments.

    The 34 new properties are leased to 11 separate retail chains operating in ten different retail industries. The 34 properties acquired will contain approximately 286,000 leasable square feet and are 100% leased under net leases, with an average initial lease term of 14.6 years. The weighted average annual unleveraged return on the cost of the 34 properties (including the estimated unfunded development cost of the properties under development) is estimated to be 10.3%, computed as estimated contractual net operating income (which in the case of a net leased property is equal to the base rent or, in the case of properties under construction, the estimated base rent under the lease) for the first year of each lease, divided by total acquisition and estimated development costs. Since it is possible that a tenant could default on the payment of contractual rent, no assurance can be given that the actual return on the cost of the 34 properties acquired in the first quarter of 1999 will not differ from the foregoing percentage.

    8% NOTES DUE 2009. On January 21, 1999, we completed the sale of $20 million principal amount of our 8% Notes due 2009. The notes were sold at 98.757% of par to yield 8.1%. The proceeds from the offering were used to pay down outstanding indebtedness under our revolving credit agreement and for other general corporate purposes.

                                  THE OFFERING

Issuer............................  Realty Income Corporation
Securities Offered................  2,000,000 shares of    % Class B Cumulative Redeemable
                                    Preferred Stock, plus up to an additional 300,000 shares
                                    if the underwriters' over-allotment option is exercised
                                    in full.
Dividends.........................  Investors will be entitled to receive cumulative cash dividends on the Class B Preferred Stock at a rate of
                                       % per annum of the $25.00 per share liquidation
                                    preference (equivalent to $         per annum per
                                    share). Dividends on the Class B Preferred Stock will be
                                    payable quarterly in arrears commencing June 30, 1999.
                                    Dividends on the Class B Preferred Stock will be
                                    cumulative from the date of original issuance, which is
                                    expected to be May       , 1999. Because the first
                                    dividend payment date is June 30, 1999, the dividend
                                    payable on each share of Class B Preferred Stock on that
                                    date will be $         per share, which is less than the
                                    amount of a full quarterly dividend.

Maturity..........................  The Class B Preferred Stock does not have any maturity date nor are we required to redeem the Class B Preferred
                                    Stock. Accordingly, the Class B Preferred Stock will
                                    remain outstanding unless we decide to redeem it. In
                                    addition, we are not required to set aside funds to
                                    redeem the Class B Preferred Stock.
Optional Redemption...............  We may not redeem the Class B Preferred Stock prior to
                                    May       , 2004, except under limited circumstances
                                    intended to preserve our status as a real estate
                                    investment trust for federal income tax purposes. On and
                                    after May       , 2004, we may, at our option, redeem
                                    the Class B Preferred Stock, in whole or from time to
                                    time in part, for cash in the amount of $25.00 per
                                    share, plus accrued and unpaid dividends to the date of
                                    redemption. We may pay the redemption price (other than
                                    the portion consisting of accrued and unpaid dividends)
                                    only out of the sale proceeds of our other capital
                                    stock, which may include other series of our preferred
                                    stock.
Liquidation Preference............  If we liquidate, dissolve or wind up Realty Income, holders of the Class B Preferred Stock will have the
                                    right to receive $25.00 per share, plus accrued and
                                    unpaid dividends to the date of payment, before any
                                    payment is made to the holders of our common stock.
Ranking...........................  The Class B Preferred Stock will rank prior to our common stock with respect to the payment of dividends
                                    and the distribution of assets in the event of our
                                    liquidation, dissolution or winding up.
Voting Rights.....................  Holders of Class B Preferred Stock will generally have no voting rights. However, if we do not pay dividends on
                                    the Class B Preferred Stock for six or more quarterly
                                    periods (whether or not consecutive), the holders of the
                                    Class B Preferred Stock, voting as a class with the
                                    holders of any other class or series of our preferred
                                    stock which has similar voting rights, will be entitled
                                    to vote for the election of two additional directors to
                                    serve on our board of directors until we pay all
                                    dividends which we owe on the Class B Preferred Stock.
                                    In addition, so long as any shares of Class B Preferred
                                    Stock remain outstanding, we will not, without the
                                    consent or the affirmative vote of the holders of
                                    two-thirds of the shares of Class B Preferred Stock
                                    outstanding at the time given in person or by proxy,
                                    either in writing or at a meeting (with Class B
                                    Preferred Stock voting separately as a class):
                                    - Authorize, create or issue, or increase the
                                      authorized or issued amount of, any class or series of
                                      stock ranking prior to the Class B Preferred Stock
                                      with respect to payment of dividends or the
                                      distribution of assets on liquidation, dissolution or
                                      winding up, or reclassify any of our authorized stock
                                      into any such shares, or create, authorize or issue
                                      any obligation or security convertible into,
                                      exchangeable or exerciseable for, or evidencing the
                                      right to purchase any such shares;

                                    - Amend, alter or repeal any of the   provisions of our
                                      Charter, including the articles supplementary creating
                                      the Class B Preferred Stock, so as to materially and
                                      adversely affect any right, preference, privilege or
                                      voting power of the Class B Preferred Stock or the
                                      holders thereof; or
                                    - Enter into any share exchange that   affects shares of
                                    the Class B Preferred Stock or consolidate with or merge
                                      into any other entity, or permit any other entity to
                                      consolidate with or merge into us, unless in each such
                                      case described in this clause each share of Class B
                                      Preferred Stock remains outstanding without a material
                                      adverse change to its terms and rights or is converted
                                      into or exchanged for preferred stock of the surviving
                                      or resulting entity having preferences, rights, voting
                                      powers, restrictions, limitations as to dividends,
                                      qualifications and terms and conditions of redemption
                                      identical to those of the Class B Preferred Stock;
                                      provided, that any amendment to our Charter to
                                      authorize any increase in the amount of the authorized
                                      preferred stock or common stock or the creation or
                                      issuance of any other class or series of preferred
                                      stock or any increase in the amount of authorized or
                                      outstanding shares of the Class B Preferred Stock or
                                      any other class or series of preferred stock, in each
                                      case ranking on a parity with or junior to the Class B
                                      Preferred Stock with respect to payment of dividends
                                      and the distribution of assets upon liquidation,
                                      dissolution or winding up, shall not be deemed to
                                      materially and adversely affect such rights,
                                      preferences, privileges or voting powers.
Listing...........................  We will apply to list the Class B Preferred Stock on the
                                    New York Stock Exchange under the symbol "OPrB." If
                                    approved for listing, we expect that trading on the New
                                    York Stock Exchange will commence within 30 days after
                                    initial delivery of the Class B Preferred Stock.
Restrictions on Ownership and
  Transfer........................  The Class B Preferred Stock will contain provisions intended to assist us in maintaining our status as a
                                    real estate investment trust for federal income tax
                                    purposes. For example, the terms of the Class B
                                    Preferred Stock will restrict any person from acquiring
                                    actual or constructive ownership of more than 9.8% (in
                                    value or number of shares, whichever is more
                                    restrictive) of the outstanding shares of Class B
                                    Preferred Stock, as more fully described in the section
                                    entitled, "Description of Class B Preferred Stock."

Conversion........................  The Class B Preferred Stock will not be convertible into or exchangeable for any other securities or property.

Use of Proceeds...................  We will use the net proceeds from the offering of the
                                    Class B Preferred Stock to repay outstanding
                                    indebtedness under our revolving credit facility.

                                  RISK FACTORS

    In evaluating an investment in our preferred stock, you should carefully consider the following factors, in addition to other matters set forth or incorporated in this prospectus supplement or the accompanying prospectus.

COMPETITION FOR ACQUISITION OF REAL ESTATE

    We face competition in the acquisition, operation and sale of property. We expect competition from:

    - Businesses;

    - Individuals;

    - Fiduciary accounts and plans; and

    - Other entities engaged in real estate investment.

    Some of these competitors are larger than we are and have greater financial resources. This competition may result in a higher cost for properties that we wish to purchase.

    The retail chains leasing our properties generally face significant competition from other operators. This competition may adversely impact:

    - That portion, if any, of the rental stream to be paid to us based on a retailer's revenues; and

    - The retailer's results of operations or financial condition.

ENVIRONMENTAL LIABILITIES

    Investments in real property can create a potential environmental liability. An owner of property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

    - Our knowledge of the contamination;

    - The timing of the contamination;

    - The cause of the contamination; or

    - The party responsible for the contamination of the property.

    There may be environmental problems associated with our properties that we are unaware of. In that regard, a number of our properties are leased to operators of oil change and tune-up facilities as well as convenience stores that sell petroleum-based fuels. These facilities, or other of our properties, utilize, or may have utilized in the past, underground tanks for the storage of petroleum-based or waste products which could create a potential for release of hazardous substances.

    The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs. Although our leases generally require our tenants to operate in compliance with all applicable federal, state and local laws, ordinances and regulations and to indemnify us against any environmental liabilities arising from the tenant's activities on the property, we could nevertheless be subject to strict liability by virtue of our ownership interest, and there can be no assurance that our tenants would satisfy their indemnification obligations under the leases. The discovery of environmental liabilities attached to our properties could have a material adverse affect on our results of operations or financial condition and on our ability to make distributions to stockholders.

    COMPLIANCE. We have not been notified by any governmental authority, nor are we otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our present properties. Nevertheless, if environmental contamination should exist, we could be subject to strict liability for the contamination by virtue of our ownership interest.

    INSURANCE. Since December 1996, we have maintained an environmental insurance policy on the property portfolio. The limit on our current policy is $10 million for each loss and $25 million in the aggregate, with a $100,000 deductible. There is a sublimit on properties with underground storage tanks of $1 million per occurrence and $5 million in the aggregate, with a deductible of $25,000. There can be no assurance that our insurance will be sufficient to address any particular environmental situation or that we will be able to continue to obtain insurance for environmental matters, at a reasonable cost or at all, in the future.

ADVERSE IMPACT OF FAILURE TO QUALIFY AS A REIT

    We believe that we have operated, and we intend to continue to operate, so as to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with our taxable year ended December 31, 1994. Although we believe that we are in compliance with all REIT qualification rules and that we are organized and operate as a REIT, we can not completely assure you that we have been or will continue to be so organized or that we have been or will continue to be able to operate in a manner so as to qualify or remain so qualified.

    Qualification as a REIT involves the satisfaction of numerous requirements under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and the determination of various factual matters and circumstances not entirely within our control.

    For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources and we must pay distributions to stockholders aggregating annually at least 95% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains).

    We can not assure you that legislation, new regulations, administrative interpretations or court decisions will leave unchanged the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualifications.

    If we were to fail to qualify as a REIT in any taxable year:

    - We would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;

    - We would not be allowed a deduction in computing our taxable income for amounts distributed to our stockholders;

    - We would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would substantially reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability for the years involved; and

    - We would no longer be required to make distributions to stockholders.

    Even if we qualify for and maintain our REIT status, we are subject to certain federal, state and local taxes on our income and property. For example, if we have net income from a prohibited transaction, that income will be subject to a 100% tax.

EFFECT OF DISTRIBUTION REQUIREMENTS

    To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our stockholders at least 95% of our REIT taxable income each year. This REIT taxable income is determined without regard to the dividends paid deduction and by excluding net capital gains.

    We are also subject to tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year.

    In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for such calendar year, 95% of our capital gain net income for the calendar year, and any amount of that income that was not distributed in prior years.

    We intend to continue to make distributions to our stockholders to comply with the distribution requirements of the Code and to reduce exposure to federal income taxes and the nondeductible excise tax.

    Differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

REAL ESTATE OWNERSHIP

    We are subject to all of the general risks associated with the ownership of real estate. In particular we face the risk that rental revenue from the properties will be insufficient to cover all corporate operating expenses, debt service payments on indebtedness we incur and dividend payments on our stock. Additional real estate ownership risks include:

    - Adverse changes in general or local economic conditions;

    - Changes in supply of or demand for similar or competing properties;

    - Changes in interest rates and operating expenses;

    - Competition for tenants;

    - Changes in market rental rates;

    - Inability to lease properties upon termination of existing leases;

    - Renewal of leases at lower rental rates;

    - Inability to collect rents from tenants due to financial hardship, including bankruptcy;

    - Changes in tax, real estate, zoning and environmental laws that may have an adverse impact upon the value of real estate;

    - Uninsured property liability;

    - Property damage or casualty losses;

    - Unexpected expenditures for capital improvements or to bring properties into compliance with applicable federal, state and local laws; and

    - Acts of God and other factors beyond the control of our management.

YEAR 2000 COMPLIANCE ISSUE

    Some computer programs identify a year by using only two digits instead of four. This method of identification could cause these programs to fail or create erroneous results in the year 2000. This situation has generally been referred to as the Year 2000 issue.

    The first essential component of our Year 2000 assessment program was to determine if our internal mission-critical computer systems were compliant. We have completed a review of our software and hardware and determined (through a combination of internal testing and vendor representations that their products have been tested and are compliant) that all internal mission-critical systems (those systems that are necessary to conduct our principal business activities) are Year 2000 compliant. We have also reviewed our non-mission critical software and hardware and have identified a few third-party products that are not Year 2000 compliant. We have scheduled upgrades or replacement of these non-compliant products before the end of the third quarter of 1999. We believe that the total cost of remediation associated with our corporate level computer systems will be less than $30,000. We anticipate that we will complete remediation of our internal computer systems before the end of the third quarter of 1999.

    The second essential component of our Year 2000 assessment program was to ensure that our significant tenants are assessed for Year 2000 compliance. We have had discussions with our significant tenants in order to assess their readiness for the Year 2000 issue. Through April 30, 1999, tenants representing approximately 95% of our annualized revenue had confirmed that they were Year 2000 compliant or anticipated being compliant by the end of the third quarter of 1999. Due to the nature of the tenants' businesses, we do not believe the Year 2000 issue will materially impact the tenants' ability to pay rent. However, the failure of one or more tenants as a result of the Year 2000 issue could have a material adverse effect on our results of operations or financial condition and on our ability to make distributions to stockholders.

    The third component of our Year 2000 assessment program was to ensure that our mission-critical vendors are assessed for Year 2000 compliance. We have had discussions with these significant vendors in order to assess their ability to successfully resolve the Year 2000 issue. As of April 30, 1999, 100% of our mission-critical vendors confirmed that they were Year 2000 compliant or anticipated being compliant by the end of the third quarter of 1999. Our transfer agent has advised us that it is Year 2000 compliant.

    While we are continually reviewing the Year 2000 preparedness of our key tenants and vendors, we rely on their representations and cannot be assured that all of their computer systems will be Year 2000 compliant. It is possible that relevant information has not been made available for our assessment, or that potential solutions will not be within our control.

    We have completed our assessment program and we are currently in the implementation and replacement stage of our remediation program. We continue to evaluate the Year 2000 issue and upon completion of our remediation program we will consider the necessity of formulating and implementing a Year 2000 issue contingency plan. Though we do not expect the Year 2000 issue to have a material adverse effect on our results of operations or financial condition or our ability to make distributions to stockholders, there can be no assurances in that regard.

UNINSURED LOSS

    Under the terms and conditions of the leases currently in force on our properties, tenants generally are required to indemnify and hold us harmless from any and all liabilities resulting from injury to persons, air, water, land, or property, on or off the premises, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally required, at tenant's expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies issued by companies holding general policy holder ratings of at least "A" as set forth in the most current issue of Best's Insurance Guide. Insurance policies for property damage are generally in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements, insured against all perils of fire, extended coverage, vandalism, malicious mischief and special extended perils ("all risk," as such term is used in the insurance industry). Insurance policies are generally obtained by the tenant providing general liability coverage varying between $1,000,000 and $10,000,000 depending on the facts and circumstances surrounding the tenant and the industry in which it operates and include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of its appurtenant areas.

    In addition to the indemnities and required insurance policies identified above, most of our properties are also covered by flood and earthquake insurance policies (subject to substantial deductibles) obtained by and paid for by the tenants as part of their risk management programs. Additionally, we have obtained blanket liability, flood and earthquake (subject to substantial deductibles) and property damage insurance policies to protect us and our properties against loss should the indemnities and insurance policies provided by the tenants fail to restore the properties to their condition prior to a loss. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss which is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from one or more of the properties, which could have a material adverse effect on our results of operations or financial condition and on our ability to make distributions to stockholders.

COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND FIRE AND SAFETY REGULATIONS

    All of our properties are required to comply with the Americans with Disabilities Act, the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. The retailers to whom we lease properties are obligated by law to comply with the ADA provisions, and we believe that these retailers may be obligated to cover costs associated with such compliance. If required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these retailers to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations or financial condition and our ability to make distributions to stockholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could adversely affect our results of operations or financial condition and our ability to make distributions to stockholders.

PROPERTY TAXES

    Each of our properties is subject to real property taxes. The real property taxes on our properties and any other properties that we develop or acquire in the future may increase as property tax rates change and as such properties are assessed or reassessed by tax authorities.

RESTRICTIONS ON OWNERSHIP AND TRANSFERS OF CLASS B PREFERRED STOCK

    In order to qualify as a REIT, among other things, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that we remain qualified as a REIT, the terms of the Class B Preferred Stock will provide, subject to certain exceptions, that no stockholder may actually own, or be deemed to own by virtue of the constructive ownership provisions of the Code, in excess of 9.8% of the outstanding shares of our Class B Preferred Stock.

OTHER GENERAL RISKS

    RISKS OF DEBT FINANCING. Although we intend to apply the net proceeds from the sale of the Class B Preferred Stock to repay borrowings outstanding under our revolving credit facility (the "Credit Facility"), we intend to incur additional indebtedness in the future, including additional borrowings under the Credit Facility. In addition, at March 31, 1999, $110 million aggregate principal amount of our 7 3/4% Notes due 2007, $100 million aggregate principal amount of our 8 1/4% Monthly Income Senior Notes due 2008 and $20 million aggregate principal amount of our 8% Notes due 2009 were outstanding. As a result, we will be subject to risks associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments on such debt, particularly in light of the fact that the interest rate on the Credit Facility is variable and could increase over time, and the risk that we may be unable to refinance or repay our debt as it comes due. In addition, the Credit Facility provides that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), we and our subsidiaries may not pay any dividends on our capital stock, including the Class B Preferred Stock and our common stock.

    DEPENDENCE ON KEY PERSONNEL. We are dependent on the efforts of our executive officers and key employees. See "Management." The loss of the services of our executive officers and key employees could have a material adverse effect on our results of operations or financial condition and on our ability to make distributions to stockholders. There can be no assurance that we would be able to recruit additional personnel with equivalent experience in the retail, net leasing industry.

    ABSENCE OF A PRIOR PUBLIC MARKET FOR OUR CLASS B PREFERRED STOCK. One of the factors that influences the price of the Class B Preferred Stock in public trading markets is the absence of a prior public market for the shares of Class B Preferred Stock. Although we intend to apply to list the Class B Preferred Stock on the New York Stock Exchange, we can give no assurance that a public market will develop or be sustained. In addition, fluctuations in equity markets or rising market interest rates may negatively impact the price at which shares of Class B Preferred Stock may be resold.

MATTERS PERTAINING TO PARTICULAR PROPERTIES AND TENANTS

    Our two largest tenants are Children's World Learning Centers and La Petite Academy which accounted for approximately 14.0% and 10.2%, respectively, of our annualized rental revenue as of April 1, 1999. In general, a downturn in the child care industry, whether nationwide or limited to specific sectors of the United States, could adversely affect those tenants, which in turn could materially adversely affect our financial position and results of operations and our ability to make distributions to stockholders. In addition, a substantial number of our properties are leased to middle market retail chains which generally have more limited financial and other resources than certain upper market retail chains and therefore are more likely to be adversely affected by a downturn in their respective businesses or in the regional or national economy generally.

    Six of our properties were vacant as of April 1, 1999 and available for lease. Three of the vacant properties were previously leased to a restaurant operator, one to a convenience store operator, one to an automotive parts store operator and one to a home furnishings store operator. As of April 1, 1999, 27 of our properties, which were under lease, were vacant and available for sublease by the tenant. All of these tenants were current with their rent and other lease obligations.

    On September 5, 1997, Levitz Furniture filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. Levitz occupies two of our properties in California. The two California Levitz stores owned by Realty Income are currently open and operating, and Levitz continues to be current on its rental obligations to us. While Levitz has paid its most recent rental payments, there can be no assurance that Levitz will continue to pay rent for the remainder of the lease terms for the two California Levitz properties.

                         SELECTED FINANCIAL INFORMATION

    The following information is unaudited and was derived from our financial statements and the financial statements of our predecessor partnerships. The information is only a summary and does not provide all of the information contained in our financial statements, including the related notes, Management's Discussion and Analysis of Financial Conditions and Results of Operations, and Quantitative and Qualitative Disclosures about Market Risk, which are part of our Annual Report on Form 10-K for the year ended December 31, 1998 and our quarterly report on Form 10-Q for the quarter ended March 31, 1998 and 1999. You should read our financial statements and other information filed with the SEC. Information as of and for the quarter ended March 31, 1999 does not purport to be indicative of our financial condition or results of operations to be expected as of and for the year ending December 31, 1999.

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                           ----------------------------------------------------------------------------------
                                              AS OF OR FOR THE
                                                  QUARTER
                                              ENDED MARCH 31,               AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                           ----------------------  ----------------------------------------------------------
                                              1999        1998        1998        1997        1996        1995      1994(1)
                                           ----------  ----------  ----------  ----------  ----------  ----------  ----------
OPERATING DATA
Revenue:
  Rental.................................  $   23,948  $   19,168  $   84,876  $   67,613  $   56,777  $   51,185  $   47,905
  Interest and other.....................          38          54         256         284         180         370         958
                                           ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total revenue........................      23,986      19,222      85,132      67,897      56,957      51,555      48,863
                                           ----------  ----------  ----------  ----------  ----------  ----------  ----------
Expenses:
  Depreciation and amortization..........       6,090       5,084      21,935      18,596      16,422      14,849      13,790
  Interest...............................       5,880       2,491      13,723       8,226       2,367       2,642         396
  General, administrative expenses and
    advisor fees.........................       1,646       1,465       6,680       5,437       5,181       6,875       7,187
  Property...............................         441         473       1,790       1,785       1,640       1,607       2,095
  Provision for impairment losses........          --          --          --         165         579          --         135
  Consolidation costs....................          --          --          --          --          --          --      11,201
                                           ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total expenses.......................      14,057       9,513      44,128      34,209      26,189      25,973      34,804
                                           ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income from operations...................       9,929       9,709      41,004      33,688      30,768      25,582      14,059
Net gain on sales of properties..........      --             215         526       1,082       1,455          18       1,165
                                           ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before cumulative effect of change
  in accounting principle................       9,929       9,924      41,530      34,770      32,223      25,600      15,224
Cumulative effect of change in accounting
  principle..............................          --          --        (226)         --          --          --          --
                                           ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income...............................  $    9,929  $    9,924  $   41,304  $   34,770  $   32,223  $   25,600  $   15,224
                                           ----------  ----------  ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed charges(2)....         2.6x        4.8x        3.8x        5.1x       13.7x        9.9x       39.4x
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(2)...........................         2.6x        4.8x        3.8x        5.1x       13.7x        9.9x       39.4x
Basic and diluted net income per share...  $     0.37  $     0.38  $     1.55  $     1.48  $     1.40  $     1.27  $     0.78
Weighted average common shares used for
  basic net income per share
  computation............................  26,822,382  26,028,589  26,629,936  23,568,831  22,976,789  20,230,886  19,502,091
Weighted average common shares used for
  diluted net income per share
  computation............................  26,825,412  26,037,595  26,638,284  23,572,715  22,977,837  20,230,963  19,502,091

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                           ----------------------------------------------------------------------------------
                                              AS OF OR FOR THE
                                                  QUARTER
                                              ENDED MARCH 31,               AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                           ----------------------  ----------------------------------------------------------
                                              1999        1998        1998        1997        1996        1995      1994(1)
                                           ----------  ----------  ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA
Properties, before accumulated
  depreciation...........................  $  930,782  $  749,078  $  889,835  $  699,797  $  564,540  $  515,426  $  450,703
Total assets (book value)................     796,539     620,641     759,234     577,021     454,097     417,639     352,768
Total liabilities........................     350,018     161,304     309,025     143,706      79,856      36,218      17,352
Stockholders' equity.....................     446,521     459,337     450,209     433,315     374,241     381,421     335,416
OTHER DATA
FFO(3)...................................      15,998      14,754      62,799      52,353      47,718      40,414      39,185
Capital expenditures.....................         130          14         263          53          37         296         222
PORTFOLIO DATA (AT END OF PERIOD)
Number of properties.....................       1,004         845         970         826         740         685         630
Net rentable square feet.................   8,109,000   6,610,300   7,824,100   6,302,300   5,226,700   4,673,700   4,064,800

------------------------------

(1) Realty Income commenced operations as a REIT on August 15, 1994 through the merger of our predecessor partnerships with and into Realty Income referred to in this prospectus supplement as our consolidation. Our consolidation was accounted for as a reorganization of affiliated entities under common control in a manner similar to a pooling-of-interests. Under this method, the assets and liabilities of the predecessor partnerships were carried over at their historical book values and their operations have been recorded on a combined historical cost basis. The pooling-of-interests method of accounting also requires the reporting of the results of operations as though the entities had been combined as of the beginning of the earliest period presented. Accordingly, the results of operations for the year ended December 31, 1994 comprise those of the separate predecessor partnerships combined from January 1, 1994 through August 15, 1994 and those of Realty Income from August 16, 1994 through December 31, 1994. Costs incurred to effect our consolidation and integrate the continuing operations of the separate predecessor partnerships were expenses in 1994, the year in which our consolidation was consummated.

(2) Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings consist of net income before interest expense. Fixed charges are comprised of interest costs (including capitalized interest) and the amortization of debt issuance costs. On a pro forma basis, assuming that the Class B Preferred Stock was issued and the proceeds therefrom were applied to repay our Credit Facility borrowings on January 1, 1998, we estimate that the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1998 would have been 3.5x and the ratio of earnings to combined fixed charges and preferred stock dividends for the quarter ended March 31, 1999 would have been 2.4x. Our historical ratio of earnings to fixed charges are equivalent to our historical ratio of earnings to combined fixed charges and preferred stock dividends because we have not issued any preferred stock in the past.

(3) Funds from operations ("FFO") is calculated by adding (i) income before net gain on sales of properties, (ii) depreciation and amortization, (iii) provision for impairment losses and (iv) one-time consolidation costs. We consider FFO to be an appropriate measure of the performance of an equity REIT. FFO is used by financial analysts in evaluating REITs and can be one measure of a REIT's ability to make cash distributions. Presentation of this information will provide the reader with an additional measure to compare the performance of different REITs; however, it should be noted that not all REITs calculate FFO the same way so comparisons with these REITs may not be meaningful. FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance or to cash flow from operating, investing and financing activities as a measure of our liquidity or our ability to make cash distributions to stockholders or pay debt service.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the Class B Preferred Stock offered by this prospectus supplement, after deducting the discount to the underwriters and other estimated expenses of this offering payable by us, are estimated to be approximately $48.2 million, and approximately $55.4 million if the underwriters' over-allotment option is exercised in full. We intend to use the net proceeds to pay down outstanding indebtedness under our Credit Facility which had an outstanding balance at May 12, 1999 of $114.0 million. The Credit Facility is a revolving, unsecured acquisition credit facility with a borrowing capacity of $170 million. Borrowings under the Credit Facility currently bear interest at a spread of 0.85% over the London Interbank Offered Rate. The Credit Facility also offers us other interest rate options. Under the Credit Facility $52 million expires in December 2000 and $118 million expires in December 2001. The effective interest rate on the outstanding borrowings at May 12, 1999 was 5.8%.

                                 CAPITALIZATION

    The following table sets forth our unaudited historical capitalization as of March 31, 1999 and as adjusted to show the effect of this preferred stock offering and the use of the estimated net proceeds to repay borrowings under our Credit Facility.

                                                                          AS OF MARCH 31, 1999
                                                                         ----------------------
                                                                         HISTORICAL AS ADJUSTED
                                                                         ---------  -----------
                                                                         (DOLLARS IN THOUSANDS)
                                                                              (UNAUDITED)
DEBT
Credit Facility(1).....................................................  $ 103,900   $  55,725
Notes due 2007.........................................................    110,000     110,000
Notes due 2008.........................................................    100,000     100,000
Notes due 2009.........................................................     20,000      20,000
                                                                         ---------  -----------
  Total debt...........................................................    333,900     285,725
                                                                         ---------  -----------
STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value per share, 20,000,000 shares authorized, no shares issued or outstanding, 2,000,000 shares issued
  and outstanding as adjusted..........................................         --       2,000
Common stock, $1.00 par value per share, 100,000,000 shares authorized,
  26,822,326 issued and outstanding....................................     26,822      26,822
Paid in capital in excess of par value.................................    609,794     655,969
Accumulated distributions in excess of net income......................   (190,095)   (190,095)
                                                                         ---------  -----------
  Total stockholders' equity...........................................    446,521     494,696
                                                                         ---------  -----------
  Total capitalization.................................................  $ 780,421   $ 780,421
                                                                         ---------  -----------
                                                                         ---------  -----------

------------------------

(1) The amount drawn on the Credit Facility was $114.0 million at May 12, 1999 and is expected to be approximately $123.4 million on the closing date of this offering.

                            BUSINESS AND PROPERTIES

OVERVIEW

    Realty Income is organized to operate as an equity REIT. We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail and real estate research, portfolio management and capital markets expertise. As of March 31, 1999, we owned a diversified portfolio of 1,004 properties located in 45 states with over 8.1 million square feet of leasable space. Over 99% of our properties were leased as of March 31, 1999. Unless otherwise indicated, information regarding our properties is as of March 31, 1999.

    Realty Income's investment strategy is to acquire freestanding, single-tenant, retail properties leased to regional and national retail chains under long-term, net lease agreements. We typically acquire, and then lease back, retail store locations from chain store operators, providing capital to the operators for continued expansion and other corporate purposes. Our net lease agreements generally:

    - Are for initial terms of 10 to 20 years;

    - Require the retailer to pay a minimum monthly rent and property operating expenses (taxes, insurance and maintenance); and

    - Provide for future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the retailers's gross sales above a specified level.

    Since 1970 and through December 31, 1998, we have acquired and leased back to regional and national retail chains 944 properties (including 34 properties that have been sold) and have collected in excess of 98% of the original contractual rent obligations on those properties. We believe that the long-term ownership of an actively managed, diversified portfolio of retail properties leased under long-term, net lease agreements produces consistent, predictable income. We believe that the income generated under long-term leases, coupled with the retailer's responsibility for property expenses under the net lease structure, generally produce a more predictable income stream than many other types of real estate portfolios. Of the 1,004 properties in the portfolio, as of March 31, 1999, 997 were single-tenant properties and the remaining properties were multi-tenant. As of March 31, 1999, 991 of our 997 single-tenant properties, or 99.4%, were net leased pursuant to leases with an average remaining term (excluding extension options) of approximately 8.6 years.

    We were formed in September 1993 in the State of Delaware and subsequently reincorporated in Maryland in May 1997. We commenced operations as a REIT in August 1994 through the merger of 25 public and private real estate limited partnerships (the "Partnerships") with and into our company (the "Consolidation"). Each of the Partnerships was formed between 1970 and 1989 for the purpose of acquiring and managing long-term, net leased properties.

BUSINESS OBJECTIVES AND STRATEGY

    GENERAL. Our primary business objective is to generate dependable monthly distributions from a consistent and predictable level of funds from operations ("FFO") per share. We generally will seek to increase FFO per share and distributions to stockholders through both active portfolio management and the acquisition of additional properties. We also intend to pay distributions at a level greater than 95% of our taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain) in order to meet REIT qualification requirements and to use undistributed cash flow to fund additional property acquisitions and for other corporate purposes. Our portfolio management focus includes:

    - Contractual rent increases on existing leases;

    - Rental increases at the termination of existing leases when market conditions permit; and

    - The active management of our property portfolio, including selective sales of properties.

    Our acquisition of additional properties adheres to a focused strategy of acquiring primarily:

    - Freestanding, single-tenant properties;

    - Properties leased to regional and national retail chains; and

    - Properties under long-term, net lease agreements.

    INVESTMENT PHILOSOPHY. We believe that the long-term ownership of an actively managed, diversified portfolio of retail properties under long-term, net lease agreements produces consistent, predictable income. Under a net lease agreement, the retailer agrees to pay a minimum monthly rent and property expenses (taxes, maintenance, and insurance) plus, typically, future rent increases (generally subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the tenant's gross sales above a specified level. We believe that long-term leases, coupled with the retailer's responsibility for property expenses, generally produce a more predictable income stream than many other types of real estate portfolios, while continuing to offer the opportunity for growth in rental income.

    INVESTMENT STRATEGY. In identifying new properties for acquisition, we focus on providing expansion capital to retail chains by acquiring, then leasing back, their retail store locations. We classify retail tenants into three categories: venture, middle market, and upper market. Venture companies are those which typically offer a new retail concept in one geographic region of the country and operate between five and 50 retail outlets. Middle market retail chains are those which typically have 50 to 500 retail outlets, operations in more than one geographic region, have been successful through one or more economic cycles, have a proven, replicable concept, and an objective of further expansion. The upper market retail chains typically consist of companies with 500 or more stores which operate nationally in a mature retail concept. Upper market retail chains generally have strong operating histories and access to several sources of capital.

    Realty Income primarily focuses on acquiring properties leased to middle market retail chains which we believe are attractive for investment because:

    - They generally have overcome many of the operational and managerial obstacles that tend to adversely affect venture retailers;

    - They typically require capital to fund expansion but have more limited financing options;

    - They generally have provided us with attractive risk-adjusted returns over time, since their financial strength has in many cases tended to improve as their businesses have matured;

    - Their relatively large size allows them to spread corporate expenses among a greater number of stores; and

    - Middle market retailers typically have the critical mass to survive if a number of locations have to be closed due to underperformance.

    In 1998, we expanded our investment focus to include upper market retail chains. We believe upper market retail chains can be attractive for investment because:

    - They typically have higher overall quality;

    - They are usually larger brand name, public and private retailers;

    - They utilize a larger building ranging in size from 10,000 to 50,000 square feet; and

    - Their ability to grow because of access to capital facilitates larger transaction sizes.

    While the Realty Income investment strategy focuses primarily on acquiring properties leased to middle market retail chains and upper market retail chains, we also selectively seek incremental investment opportunities with venture market retail chains. Periodically, venture market opportunities arise where we feel that the real estate used by the tenant is of high quality and can be purchased at prices that are favorable in the marketplace. To meet our stringent investment standards, however, venture retail companies must have a well-defined retailing concept and strong financial prospects. These opportunities are examined on a case by case basis and we are highly selective in making investments in this area.

    CREDIT STRATEGY. Realty Income principally provides sale leaseback financing primarily to less than investment grade retail chains. Since 1970 and through December 31, 1998, Realty Income has acquired and leased back to regional and national retail chains 944 properties (including 34 properties that have been sold) and has collected in excess of 98% of the original contractual rent obligations on those properties. We believe that within this market we can achieve an attractive risk adjusted return on the financing that we provide to retailers.

    We believe that the primary financial obligations of most retailers typically include their bank and other debt, payment obligations to suppliers and real estate lease obligations. Because we own the land and buildings on which the retailer conducts its business, we believe that the risk of default on the retailers' lease obligations is less than the retailers' unsecured general obligations. It has been our experience that since retailers must retain their profitable locations in order to survive, in the event of a bankruptcy reorganization they are less likely to reject a lease for a profitable location, which would terminate their right to use the property. Thus, as the property owner, we believe we will fare better than unsecured creditors of the same retailer in the event of reorganization. In addition, Realty Income believes that the risk of default on the real estate leases can be further mitigated by monitoring the performance of the retailers' individual unit locations and selling those units that are weaker performers. For a description of a current tenant that has filed for Chapter 11 bankruptcy, see "Risk Factors--Matters Pertaining to Particular Properties and Tenants."

    In order to qualify for inclusion in our portfolio, new acquisitions must meet stringent investment and credit requirements. The properties must generate attractive current yields, and the retail chain must meet our credit standards. We have established a three part analysis that examines each potential investment based on:

    - Industry, company, market conditions, exposure to internet commerce and credit profile;

    - Location profitability, if available; and

    - Overall real estate characteristics, value, and comparative rental rates.

Companies that have been approved for acquisitions are generally those with 50 or more retail stores which are located in highly visible areas, with easy access to major thoroughfares and attractive demographics.

    ACQUISITION STRATEGY. We seek to invest in industries in which several well organized regional and national chains are capturing market share through service, quality control, economies of scale, mass media advertising, and selection of prime retail locations. We execute our acquisition strategy by acting as a source of capital to regional and national retail chain stores in a variety of industries by acquiring, then leasing back, their retail store locations. Relying on executives from our acquisitions, retail and real estate research, portfolio management, finance, accounting, operations, capital markets, and legal departments, we undertake thorough research and analysis to identify appropriate industries, tenants, and property locations for investment. In selecting real estate for potential investment, we generally will seek to acquire properties that have the following characteristics:

    - Freestanding, commercially zoned property with a single tenant;

    - Properties that are important retail locations for regional and national retail chains;

    - Properties that are located within attractive demographic areas relative to the business of their tenants, with high visibility and easy access to major thoroughfares; and

    - Properties that can be purchased with the simultaneous execution or assumption of long-term, net lease agreements, providing the opportunity for both current income and future rent increases.

    PORTFOLIO MANAGEMENT STRATEGY. The active management of the property portfolio is an essential component of our long-term strategy. We continually monitor our portfolio for changes that could affect the performance of the industries, retail chains, and locations in which we have invested. The portfolio is analyzed on an ongoing basis with a view towards optimizing performance and returns. Realty Income's investment committee is made up of our Chief Executive Officer, President, and three Senior Vice Presidents. Our investment committee meets weekly to review industry research, retail chain research and property due diligence, and significant portfolio management activities. This monitoring typically includes ongoing review and analysis of:

    - The performance of various retail industries;

    - The operation, management, business planning, and financial condition of the tenants; and

    - The health of the individual markets in which we own properties, from both an economic and real estate standpoint.

    While we generally intend to hold our net lease properties for long-term investment, we actively manage our portfolio of net lease properties. We intend to pursue a strategy of identifying properties that may be sold at attractive prices, particularly where we believe reinvestment of the sales proceeds can generate a higher cash flow to us than by retaining the property. While we intend to pursue such a strategy, we will only do so within the constraints of the income tax rules regarding REIT status.

    CAPITAL MARKETS STRATEGY. We have a $170 million, three year, revolving, unsecured acquisition credit facility of which $52 million expires in December 2000 and $118 million expires in December 2001. As of May 12, 1999, the outstanding balance on the Credit Facility was $114.0 million with an effective interest rate of approximately 5.8%. A commitment fee of 0.15% per annum accrues on the total credit commitment. We are and have been in compliance with the various leverage and interest coverage ratio limitations required by the Credit Facility. The Credit Facility has been and is expected to be used to acquire additional retail properties leased to regional and national retail chains under long-term, net lease agreements.

    We utilize our Credit Facility as a vehicle for the short-term financing of the acquisition of new properties. When outstanding borrowings under the Credit Facility reach a certain level (generally in the range of $75 to $150 million), we intend to refinance those borrowings with the net proceeds of long-term or permanent financing, which may include the issuance of common stock, preferred stock or convertible preferred stock, debt securities or convertible debt securities. However, there can be no assurance that we will be able to effect the refinancing or that market conditions prevailing at the time of refinancing will enable us to issue equity or debt securities upon acceptable terms. We believe that we are best served by a conservative capital structure, with a majority of our capital consisting of equity. As of May 12, 1999, on a pro forma basis after giving effect to this offering and the application of net proceeds therefrom to repay our borrowings under the Credit Facility, our total outstanding credit facility borrowings and outstanding notes would have been approximately 30.3% of our total market capitalization (defined as shares of our common stock outstanding multiplied by the last reported sales price of the common stock on the NYSE on May 12, 1999 of $23.50 per share plus the liquidation value of the Class B Preferred Stock, the outstanding borrowings on the Credit Facility and outstanding notes at May 12, 1999).

    We believe that our cash and cash equivalents on hand, cash provided from operating activities and borrowing capacity are sufficient to meet our liquidity needs for the foreseeable future; however, we intend to utilize additional sources of capital to fund property acquisitions and repay our Credit Facility.

    COMPETITIVE STRATEGY. We believe that, to utilize our investment philosophy and strategy most successfully, we must seek to maintain the following competitive advantages:

        - SIZE AND TYPE OF INVESTMENT PROPERTIES: We believe that smaller ($500,000 to $10,000,000) retail net leased properties represent an attractive investment opportunity in today's real estate environment. Due to the complexities of acquiring and managing a large portfolio of relatively small assets, we believe that these types of properties have not experienced significant institutional participation or the corresponding yield reduction experienced by larger income producing properties. We believe the less intensive day to day property management required by net lease agreements, coupled with the active management of a large portfolio of smaller properties by us, is an effective investment strategy.

    The tenants of Realty Income's freestanding retail properties generally provide goods and services which satisfy basic consumer needs. In order to grow and expand, they generally need capital. Since the acquisition of real estate is typically the single largest capital expenditure of many of these retailers, Realty Income's method of purchasing the property and then leasing it back under a net lease arrangement allows the retail chain to free up capital.

        - INVESTMENT IN NEW INDUSTRIES: Though we specialize in single-tenant properties, we will seek to further diversify our portfolio among a variety of industries. We believe that diversification will allow us to invest in industries that are currently growing and have characteristics we find attractive. These characteristics include, but are not limited to, industries dominated by local operators where regional and national chain operators can gain market share and dominance through more efficient operations, as well as industries taking advantage of major demographic shifts in the population base. For example, in the early 1970s, Realty Income targeted the fast food industry to take advantage of the country's increasing desire to dine away from home, and in the early 1980s, we targeted the child daycare industry, responding to the need for professional child care as more women entered the work force. During 1998 and the first quarter of 1999, nine new industries were added to our portfolio. The nine new industries are Business Services, Craft and Novelty, Drug Stores, Entertainment, General Merchandise, Grocery Stores, Health and Fitness, Home Improvement and Private Education, bringing the total number of industries in our portfolio to 22.

        - DIVERSIFICATION: Diversification of the portfolio by industry type, retail chain and geographic location is key to our objective of providing predictable investment results for our stockholders. As we expand we will seek to further diversify our portfolio. During 1998 and the first quarter of 1999, 25 new retail chains and two new states were added to Realty Income's portfolio, bringing the total number of retail chains in our portfolio to 70 and the total number of states to 45.

        - MANAGEMENT SPECIALIZATION: We believe that our management's specialization in single-tenant properties operated under net lease agreements is important to meeting our objectives. We plan to maintain this specialization and will seek to employ and train high quality professionals in this specialized area of real estate ownership, finance and management.

        - TECHNOLOGY: We intend to stay at the forefront of technology in our efforts to efficiently and economically carry out our operations. We maintain a sophisticated information system that allows us to analyze our portfolio's performance and actively manage our investments. We believe that technology and information based systems will play an increasingly important role in our competitiveness as an investment manager and source of capital to a variety of industries and tenants.

PROPERTIES

    As of March 31, 1999, we owned a diversified portfolio of 1,004 properties located in 45 states with over 8.1 million square feet of leasable space. At March 31, 1999, approximately 99% of the properties were under net lease agreements. Net leases typically require the tenant to be responsible for minimum monthly rent and property operating expenses including property taxes, insurance and maintenance.

    Our net leased retail properties are primarily leased to regional and national retail chain store operators. The average leasable retail space of the 1,004 properties is approximately 8,100 square feet on approximately 49,300 square feet of land. Generally, buildings are single-story properties with adequate parking on site to accommodate peak retail traffic periods. The properties tend to be on major thoroughfares with relatively high traffic counts and adequate access, egress and proximity to a sufficient population base to constitute a suitable market or trade area for the retailer's business.

    The following table sets forth certain information regarding our properties classified according to the business of the respective tenants (dollars in thousands):

                                                                                  PERCENTAGE OF TOTAL RENTAL
                                                       ANNUALIZED RENT AS OF         REVENUE FOR THE YEARS
                                                          APRIL 1, 1999(1)            ENDED DECEMBER 31,
                                                      ------------------------  -------------------------------
                                          NUMBER OF     RENTAL     PERCENT OF
INDUSTRY                                 PROPERTIES     REVENUE       TOTAL       1998       1997       1996
---------------------------------------  -----------  -----------  -----------  ---------  ---------  ---------
Apparel Stores.........................           5    $   3,927          3.8%        4.1%       0.7%        --%
Automotive Parts.......................         136        9,350          9.0         7.8        9.1       10.5
Automotive Service.....................         105        7,176          6.9         7.5        6.4        4.8
Book Stores............................           1          450          0.4         0.6        0.5         --
Business Services......................           1          120          0.1           *         --         --
Child Care.............................         324       26,311         25.4        29.2       35.9       42.0
Consumer Electronics...................          37        4,431          4.3         5.4        6.5        0.9
Convenience Stores.....................          61        5,429          5.2         6.1        5.5        4.6
Craft and Novelty......................           2          425          0.4           *         --         --
Drug Stores............................           1          235          0.2         0.1         --         --
Entertainment..........................           2          940          0.9          --         --         --
General Merchandise....................          11          687          0.7           *         --         --
Grocery Stores.........................           2          789          0.8           *         --         --
Health and Fitness.....................           2        1,202          1.2         0.1         --         --
Home Furnishings.......................          35        6,872          6.6         7.8        5.6        4.4
Home Improvement.......................          33        4,059          3.9           *         --         --
Office Supplies........................           8        2,476          2.4         3.0        1.7         --
Pet Supplies and Services..............           8        1,537          1.5         0.6        0.2         --
Private Education......................           5        1,497          1.5         0.9         --         --
Restaurants............................         175       14,170         13.7        16.2       19.8       24.4
Shoe Stores............................           3          890          0.9         0.8        0.2         --
Video Rental...........................          35        4,501          4.3         3.8        0.6         --
Other..................................          12        6,148          5.9         6.0        7.3        8.4
                                              -----   -----------       -----   ---------  ---------  ---------
Totals.................................       1,004    $ 103,622        100.0%      100.0%     100.0%     100.0%
                                              -----   -----------       -----   ---------  ---------  ---------
                                              -----   -----------       -----   ---------  ---------  ---------

------------------------

    * Less than 0.1%

(1) Annualized rental revenue is calculated by multiplying the monthly contractual base rent as of April 1, 1999 for each of the properties by 12 and adding the previous 12 month's historic percentage rent (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), which totaled $1.7 million. For properties under construction, an estimated contractual base rent is used based upon the estimated total costs of each property.

    Of the 1,004 properties in the portfolio at March 31, 1999, 997 were single-tenant properties with the remaining properties being multi-tenant properties. As of March 31, 1999, 991 of the 997 single-tenant properties, or 99.4%, were net leased with an average remaining lease term (excluding extension options) of approximately 8.6 years. The following table sets forth certain information regarding the timing of the lease term expirations (excluding extension options) on our 991 net leased, single-tenant retail properties as of April 1, 1999.

                                                                                               ANNUALIZED
                                                                                               RENT(1)(2)    PERCENT OF
                                                                          NUMBER OF LEASES         (IN       ANNUALIZED
YEAR                                                                         EXPIRING(1)       THOUSANDS)       RENT
----------------------------------------------------------------------  ---------------------  -----------  -------------
1999..................................................................               31         $   1,570           1.6%
2000..................................................................               35             1,837           1.9
2001..................................................................               47             3,918           4.0
2002..................................................................               79             6,597           6.7
2003..................................................................               68             5,651           5.7
2004..................................................................              110             9,269           9.4
2005..................................................................               81             6,005           6.1
2006..................................................................               28             2,474           2.5
2007..................................................................               94             6,396           6.5
2008..................................................................               67             5,758           5.8
2009..................................................................               23             2,794           2.8
2010..................................................................               41             3,273           3.3
2011..................................................................               38             5,483           5.6
2012..................................................................               53             5,935           6.0
2013..................................................................              101            16,016          16.2
2014..................................................................               18             2,287           2.3
2015..................................................................               31             4,042           4.1
2016..................................................................               13             1,986           2.0
2017..................................................................               11             4,124           4.2
2018..................................................................               16             1,585           1.6
2019..................................................................                4               729           0.7
2033..................................................................                2               940           1.0
                                                                                    ---        -----------        -----
Totals................................................................              991         $  98,669         100.0%
                                                                                    ---        -----------        -----
                                                                                    ---        -----------        -----

------------------------

(1) This table does not include seven multi-tenant properties and six vacant, unleased single-tenant properties owned by the Company. The lease expirations for properties under construction are based on the estimated date of completion of such properties.

(2) Annualized rent is calculated by multiplying the monthly contractual base rent as of April 1, 1999 for each of the properties by 12 and adding the previous 12 month's historic percentage rent (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), which totaled $1.7 million. For the properties under construction, an estimated contractual base rent is used based upon the estimated total costs of each property.

    The following table sets forth certain state-by-state information regarding Realty Income's property portfolio as of April 1, 1999.

                                                                         APPROXIMATE                         PERCENT OF
                                              NUMBER OF     PERCENT    LEASABLE SQUARE  ANNUALIZED RENT(1)   ANNUALIZED
STATE                                        PROPERTIES     LEASED          FEET          (IN THOUSANDS)        RENT
-------------------------------------------  -----------  -----------  ---------------  ------------------  -------------
Alabama....................................           9          100%         63,300       $        609             0.6%
Arizona....................................          31           99         211,800              3,003             2.9
Arkansas...................................           5          100          36,700                614             0.6
California.................................          62           95       1,096,100             13,622            13.1
Colorado...................................          42          100         250,700              3,477             3.4
Connecticut................................          10          100         223,800              2,976             2.9
Delaware...................................           1          100           5,400                 72             0.1
Florida....................................          74           99         753,900              8,369             8.1
Georgia....................................          49          100         306,400              4,393             4.2
Idaho......................................          12          100          58,500                789             0.8
Illinois...................................          30          100         209,000              2,707             2.6
Indiana....................................          29          100         170,400              2,155             2.1
Iowa.......................................          10          100          67,900                688             0.7
Kansas.....................................          22          100         231,000              2,469             2.4
Kentucky...................................          13          100          43,500              1,087             1.0
Louisiana..................................           5          100          39,600                509             0.5
Maryland...................................           8          100          48,300                698             0.7
Massachusetts..............................           8          100          57,500              1,059             1.0
Michigan...................................          11          100          73,700              1,005             1.0
Minnesota..................................          24          100         244,700              2,501             2.4
Mississippi................................          15          100         148,500              1,139             1.1
Missouri...................................          31          100         184,300              2,336             2.2
Montana....................................           2          100          30,000                276             0.3
Nebraska...................................          10          100          98,700              1,228             1.2
Nevada.....................................           7          100          86,400              1,277             1.2
New Hampshire..............................           1          100           6,400                147             0.1
New Jersey.................................           3          100          39,800                359             0.3
New Mexico.................................           5          100          46,000                350             0.3
New York...................................          18           94         223,100              4,168             4.0
North Carolina.............................          32          100         171,400              2,913             2.8
North Dakota...............................           1          100          22,000                 65             0.1
Ohio.......................................          66          100         331,200              5,351             5.2
Oklahoma...................................          17          100         102,600              1,303             1.3
Oregon.....................................          17          100          92,400              1,114             1.1
Pennsylvania...............................          22          100         161,600              2,187             2.1
South Carolina.............................          23          100          93,000              1,564             1.5
South Dakota...............................           1          100           6,100                 95             0.1
Tennessee..................................          24           96         214,400              2,546             2.4
Texas......................................         149           99       1,210,700             12,752            12.3
Utah.......................................           9          100          58,200                811             0.8
Virginia...................................          29          100         133,200              2,806             2.7
Washington.................................          43          100         252,600              3,464             3.3
West Virginia..............................           2          100          16,800                147             0.1
Wisconsin..................................          18          100         167,300              2,153             2.1
Wyoming....................................           4          100          20,100                269             0.3
                                                  -----          ---   ---------------         --------           -----
Totals/Average.............................       1,004           99%      8,109,000       $    103,622           100.0%
                                                  -----          ---   ---------------         --------           -----
                                                  -----          ---   ---------------         --------           -----

------------------------

(1) Annualized rent is calculated by multiplying the monthly contractual base rent as of April 1, 1999 for each of the properties by 12 and adding the previous 12 month's historic percentage rent (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), which totaled $1.7 million. For the properties under construction, an estimated contractual base rent is used based upon the estimated total costs of each property.

    The following table sets forth certain information regarding the properties owned by Realty Income as of April 1, 1999, classified according to the retail business types and the level of services they provide (dollars in thousands).

                                                                                        PERCENT OF
                                                             NUMBER OF   ANNUALIZED     ANNUALIZED
INDUSTRY                                                    PROPERTIES     RENT(1)         RENT
----------------------------------------------------------  -----------  -----------  ---------------
TENANTS SELLING GOODS
Apparel Stores............................................           5    $   3,927            3.8%
Automotive Parts..........................................          81        4,705            4.5
Book Stores...............................................           1          450            0.4
Consumer Electronics......................................          37        4,431            4.3
Craft and Novelty.........................................           2          425            0.4
Drug Stores...............................................           1          235            0.2
General Merchandise.......................................          11          687            0.7
Grocery Stores............................................           2          789            0.8
Home Furnishings..........................................          35        6,872            6.6
Home Improvement..........................................          12        1,333            1.3
Office Supplies...........................................           8        2,476            2.4
Pet Supplies and Services.................................           2          455            0.4
Shoe Stores...............................................           3          890            0.9
                                                                 -----   -----------         -----
                                                                   200       27,675           26.7
                                                                 -----   -----------         -----
TENANTS SELLING GOODS AND SERVICES
Automotive Parts..........................................          55        4,645            4.5
Business Services.........................................           1          120            0.1
Convenience Stores........................................          61        5,429            5.2
Home Improvement..........................................          21        2,726            2.6
Pet Supplies and Services.................................           6        1,082            1.1
Restaurants...............................................         175       14,170           13.7
Video Rental..............................................          35        4,501            4.3
                                                                 -----   -----------         -----
                                                                   354       32,673           31.5
                                                                 -----   -----------         -----
TENANTS PROVIDING SERVICES
Automotive Service........................................         105        7,176            6.9
Child Care................................................         324       26,311           25.4
Entertainment.............................................           2          940            0.9
Health and Fitness........................................           2        1,202            1.2
Private Education.........................................           5        1,497            1.5
Other.....................................................          12        6,148            5.9
                                                                 -----   -----------         -----
                                                                   450       43,274           41.8
                                                                 -----   -----------         -----
Totals....................................................       1,004    $ 103,622          100.0%
                                                                 -----   -----------         -----
                                                                 -----   -----------         -----

------------------------

(1) Annualized rent is calculated by multiplying the monthly contractual base rent as of April 1, 1999 for each of the properties by 12 and adding the previous 12 month's historic percentage rent (i.e., additional rent calculated as a percentage of the tenant's gross sales above a specified level), which totaled $1.7 million. For the properties under construction, an estimated contractual base rent is used based upon the estimated total costs of each property.

    DESCRIPTION OF LEASING STRUCTURE. At April 1, 1999, approximately 99% of our properties were leased pursuant to net leases. In most cases, the leases are for initial terms of from 10 to 20 years and the tenant has an option to extend the initial term. The leases generally provide for a minimum base rent plus future increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases or additional rent calculated as a percentage of the retailer's gross sales above a specified level (I.E., percentage rent). Where leases provide for rent increases based on increases in the consumer price index, typically these increases permanently become part of the base rent. Where leases provide for percentage rent, this additional rent is typically payable only if the retailer's gross sales for a given period (usually one year) exceed a specified level, and then is typically calculated as a percentage of only the amount of gross sales in excess of that level. In general, the leases require the tenant to pay property taxes, insurance, and expenses of maintaining the property.

DEVELOPMENT OF CERTAIN PROPERTIES

    Of the 34 properties we acquired during the first three months of 1999, 23 were occupied as of May 1, 1999 and the remaining 11 were pre-leased and under construction pursuant to contracts under which the tenants have agreed to develop the properties (with development costs funded by us) and to begin paying rent when the premises open for business. In the case of development properties, we typically enter into an agreement with a tenant pursuant to which the tenant retains a contractor to construct the property and we fund the costs of the development. The tenant is contractually obligated to complete the construction on a timely basis, generally within eight months after we purchase the land and to pay construction costs overruns to the extent they exceed the construction budget by more than a predetermined amount. We also enter into a lease with the tenant at the time we purchase the land, which generally requires that the tenant begin paying base rent, calculated as a percentage of our acquisition cost for the property, including construction cost and capitalized interest, when the premises opens for business. During the first three months of 1999, we acquired 15 development properties, four of which have been completed and were operating and paying rent as of May 1, 1999. We will continue to seek to acquire land for development under similar arrangements.

                                   MANAGEMENT

    The following table sets forth the senior officers and members of the Board of Directors of Realty Income:

NAME                                   AGE                           TITLE AND BUSINESS EXPERIENCE
---------------------------------      ---      ------------------------------------------------------------------------
Thomas A. Lewis..................          46   CHIEF EXECUTIVE OFFICER AND VICE CHAIRMAN OF THE BOARD
                                                Chief Executive Officer (May 1997-present).
                                                Vice Chairman of the Board of Directors, and a Director of the Company
                                                  (September 1993-present).
                                                Vice President, Capital Markets (September 1993-May 1997).
                                                With R.I.C. Advisor, Inc. ("R.I.C. Advisor") from 1987 until the merger of R.I.C. Advisor with the Company on August 17, 1995 (the "Merger").
                                                Senior Vice President with Johnstown Capital, a real estate management and syndication company (1982-1987); Investment Specialist with Sutro
                                                  & Co. Inc., a member of the New York Stock Exchange (1979-1982);
                                                  Procter & Gamble Company (1974-1979).

Richard J. VanDerhoff............          45   PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR
                                                President and Chief Operating Officer (November 1994-present).
                                                Director (July 1996-present).
                                                General Counsel (August 1994-November 1994).
                                                With R.I.C. Advisor from 1987 until the Merger.
                                                Vice President, General Counsel and Secretary of FNCO Corporation, an
                                                  owner and operator of community newspaper companies located throughout the midwest United States (1984-1987).
                                                Private law practice specializing in real property and business law
                                                  (1980-1984).

Gary M. Malino...................          41   SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                                                Senior Vice President (August 1997-present).
                                                Treasurer of the Company (August 1995-present).
                                                Chief Financial Officer (August 1994-present).
                                                Vice President of the Company (August 1995-August 1997).
                                                With R.I.C. Advisor from May 1985 until the Merger.
                                                Certified Public Accountant with Kendall & Forman, an accountancy corporation (1981-1985).
                                                Assistant Controller with McMillin Development Company, a real estate development company (1979-1981).

Michael R. Pfeiffer..............          39   SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                                Senior Vice President (August 1997-present).
                                                General Counsel and Secretary (August 1995-present).
                                                Vice President (August 1995-August 1997).
                                                With R.I.C. Advisor from 1990 until the Merger.
                                                Private practice specializing in real estate transactional law
                                                  (1987-1990).
                                                Associate Counsel with First American Title Insurance Company
                                                  (1986-1987).
                                                He is a licensed attorney and member of the State Bar of California and the State Bar of Florida.

NAME                                   AGE                           TITLE AND BUSINESS EXPERIENCE
---------------------------------      ---      ------------------------------------------------------------------------
Richard G. Collins...............          51   SENIOR VICE PRESIDENT, PORTFOLIO ACQUISITIONS
                                                Senior Vice President, Portfolio Acquisitions August 1997-present).
                                                Vice President, Portfolio Acquisitions (June 1997-August 1997).
                                                Vice President, Portfolio Management (August 1995-June 1997).
                                                With R.I.C. Advisor from 1990 until the Merger.
                                                Principal in the acquisition and sale of land and commercial real estate and a general partner for land and commercial real estate partnerships
                                                  (1979-1990).
                                                Leasing and sales specialist in the Office Properties Division for Grubb
                                                  & Ellis Commercial Real Estate Services (1974-1979).

William E. Clark.................          61   CHAIRMAN OF THE BOARD
                                                Chairman of the Board of Directors and a Director (September
                                                  1993-present).
                                                Chief Executive Officer (September 1993-May 1997).
                                                Co-founder and a director and an officer of R.I.C. Advisor from 1969 until the Merger.
                                                A principal in commercial real estate acquisition, development, management and sales for over 30 years. His involvement includes land acquisition, tenant lease negotiations, construction and sales of prime commercial properties for regional and national fast-food restaurant, automotive and retail chain store operations throughout the United States.
                                                Member of the Audit Committee, the Compensation Committee and the
                                                  Corporate Governance Committee.

Donald R. Cameron................          59   DIRECTOR
                                                Director (August 1994-present).
                                                Co-founder and President of Cameron, Murphy & Spangler, Inc., a securities broker-dealer firm located in Pasadena, California.
                                                Worked at the securities brokerage firm of Glore Forgan Staats, Inc. and its successors (1969-1975).
                                                Chairman of the Compensation Committee and a member of the Audit
                                                  Committee, the Special Committee and the Corporate Governance
                                                  Committee.

Roger P. Kuppinger...............          58   DIRECTOR
                                                Director (August 1994-present).
                                                Self-employed investment banker and financial advisor and an active investor in both private and public companies.
                                                Managing Director at the investment banking firm Sutro & Co. Inc. from
                                                  1969 to March 1994.
                                                Prior to joining Sutro & Co. Inc. in 1969, he worked at First Interstate
                                                  Bank, formerly named United California Bank (1964-1969).
                                                He has served on over ten boards of directors for both public and private companies, and currently serves on the board of directors of
                                                  BRE Properties, Inc.
                                                Chairman of the Audit Committee and a member of the Compensation
                                                  Committee, the Special Committee and the Corporate Governance
                                                  Committee.

NAME                                   AGE                           TITLE AND BUSINESS EXPERIENCE
---------------------------------      ---      ------------------------------------------------------------------------
Michael D. McKee.................          53   DIRECTOR
                                                Director (August 1994-present).
                                                Executive Vice President of The Irvine Company (March 1994-present).
                                                Chief Financial Officer of The Irvine Company (January 1997-present).
                                                Former partner in the law firm of Latham & Watkins (1987-March 1994).
                                                His business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities.
                                                Currently a member of the board of directors of The Irvine Company,
                                                  Health Care Property Investors, Inc., Circus Circus Enterprises, Inc.
                                                  and Irvine Apartment Communities, Inc.
                                                Chairman of the Special Committee and a member of the Compensation
                                                  Committee, the Audit Committee and the Corporate Governance Committee.

Willard H. Smith Jr..............          62   DIRECTOR
                                                Director (July 1996-present).
                                                Managing Director, Equity Capital Markets Division, of Merrill Lynch &
                                                  Co. (1983-1996).
                                                F. Eberstadt & Co. (1971-1979).
                                                Serves on the board of directors of five investment companies: Cohen &
                                                  Steers Realty Shares; Cohen & Steers Realty Income Fund; Cohen &
                                                  Steers Total Return Realty Fund; Cohen & Steers Special Equity Fund,
                                                  Inc.; and Cohen & Steers Equity Income Fund.
                                                Member of the board of directors of Essex Property Trust and Highwoods
                                                  Property Trust, two NYSE listed real estate investment trusts, and
                                                  Willis Lease Finance Corporation, a Nasdaq-listed company.
                                                Chairman of the Corporate Governance Committee and a member of the Audit
                                                  Committee, the Special Committee and the Compensation Committee.

                     DESCRIPTION OF CLASS B PREFERRED STOCK

    This description of the particular terms of the Class B Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description reference is hereby made.

GENERAL

    Pursuant to our Charter, we are authorized to issue up to 20,000,000 shares of preferred stock, $1.00 par value per share, in one or more series, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to transferability, dividends or other distributions, qualifications and terms and conditions of redemption as the Board of Directors may determine without any vote or action by our shareholders. As of the date of this prospectus supplement, no shares of preferred stock are outstanding, although we have authorized the issuance of 1,000,000 shares of our Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") pursuant to our shareholder rights plan.

    We have authorized the issuance of a class of our preferred stock, consisting of 2,000,000 shares, plus up to an additional 300,000 shares which may be issued upon exercise of the underwriters' over-allotment options,
designated as   % Class B Cumulative Redeemable Preferred Stock. The following summary of the material terms and provisions of the Class B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections in the Articles Supplementary creating the Class B Preferred Stock (the "Articles Supplementary"), our Charter and our Bylaws, all of which we will make available, and applicable laws.

    The registrar, transfer agent and dividend and redemption price disbursement agent in respect of the Class B Preferred Stock will be The Bank of New York. The Articles Supplementary will provide that we will maintain a registrar, paying agent and transfer agent for the Class B Preferred Stock in New York City.

    The certificates evidencing the Class B Preferred Stock will initially be issued in the form of temporary certificates. Holders of temporary certificates will be entitled to exchange them for definitive certificates as soon as they are available, which we anticipate will be within 150 days after the date of original issuance.

MATURITY

    The Class B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

RANK

    The Class B Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

    (i) Senior to all classes or series of our common stock, to the Series A Preferred Stock and to all other equity securities issued by us other than equity securities referred to in clauses (ii) and (iii) below;

    (ii) On a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Class B Preferred Stock with respect to rights to the payment of dividends and the distributon of assets upon our liquidation, dissolution or winding up; and

   (iii) Junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Class B Preferred Stock with respect to rights to the payment of dividends and the distributon of assets upon our liquidation, dissolution or winding up.

See "--Voting Rights" below. The term "equity securities" does not include convertible debt securities, which will rank senior to the Class B Preferred Stock prior to conversion.

DIVIDENDS

    Holders of shares of the Class B Preferred Stock are entitled to receive, when, as, and if declared by the Board of Directors, out of funds we have legally available for the payment of dividends, cumulative cash dividends at the
rate of       % of the liquidation preference per annum (equivalent to $
per annum per share).

    Dividends on the Class B Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on the dividend payment dates, which shall be the last day of each March, June, September and December or, if not a business day, the next succeeding business day and no interest or additional dividends will accrue on the amount payable. The first dividend on the Class B Preferred Stock is scheduled to be paid on June 30, 1999 and will be for less than a full quarter. Any dividend payable on the Class B Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable dividend record date, which shall be the 15th day of the calendar month in which the applicable dividend payment date falls or on another date designated by our Board of Directors that is not more than 30 nor less than 10 days prior to the dividend payment date.

    No dividends on shares of Class B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by us at any time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits a declaration, payment or setting apart for payment or provides that a declaration, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if a declaration or payment shall be restricted or prohibited by law.

    Notwithstanding the foregoing, dividends on the Class B Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Accrued but unpaid dividends on the Class B Preferred Stock will not bear interest and holders of the Class B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Class B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to those shares.

    If, for any taxable year, we elect to designate as a "capital gain dividend," as defined in Section 857 of the Internal Revenue Code of 1986, as amended, any portion of the dividends, as determined for federal income tax purposes, paid or made available for the year to holders of our stock, then that portion of the total capital gain dividends paid or made available for the year to holders of all classes of our stock shall be allocable to the holders of Class B Preferred Stock in proportion to the amount that the total dividends, as determined for federal income tax purposes, paid or made available for the year to the holders of the Class B Preferred Stock for the year bears to the total dividends paid or made available to holders of all classes of our stock. In addition, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders' long-term capital gains, based on the allocation of the capital gains amount which would have resulted if those undistributed long-term capital gains had been distributed as "capital gain dividends" by us to our stockholders. See "Material Federal Income Tax Considerations to Holders of Class B Preferred Stock--Taxation of Taxable U.S. Stockholders."

    No full dividends will be declared or paid or set apart for payment on any class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Class B Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for that payment on the Class B

Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full, or a sum sufficient for full payment is not so set apart, upon the Class B Preferred Stock and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Class B Preferred Stock, all dividends declared upon the Class B Preferred Stock and any other class or series of preferred stock ranking on a parity as to dividends with the Class B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Class B Preferred Stock and the other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Class B Preferred Stock and the other class or series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if the other preferred stock does not have a cumulative dividend) bear to each other.

    Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Class B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Class B Preferred Stock as to dividends and upon liquidation, dissolution and winding up) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the common stock or any other of our capital stock ranking junior to or on a parity with the Class B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any shares of common stock or any other shares of our capital stock ranking junior to or on a parity with the Class B Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any of those shares of stock) by us (except by conversion into or exchange for our other capital stock ranking junior to the Class B Preferred Stock as to dividends and upon liquidation, dissolution and winding up or except for purchases of our capital stock for the purpose of preserving our qualification as a REIT). See "--Restrictions on Ownership and Transfer."

LIQUIDATION PREFERENCES

    In the event we liquidate, dissolve or wind up our affairs, voluntarily or involuntarily, the holders of shares of Class B Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of the holders of any of our stock ranking prior to the Class B Preferred Stock as to liquidation rights, a liquidation preference of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock or any other class or series of our capital stock that ranks junior to the Class B Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, holders of Class B Preferred Stock, as such, will have no further right or claim to any of our remaining assets. For further information regarding the rights of the holders of the Class B Preferred Stock upon our liquidation, dissolution or winding up, see "Description of Preferred Stock--Liquidation Preference" in the accompanying Prospectus.

    In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed if we would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our Class B Preferred Stock will not be added to our liabilities.

OPTIONAL REDEMPTION

    The Class B Preferred Stock is not redeemable prior to May   , 2004.
However, we will be entitled, pursuant to the Articles Supplementary, to purchase shares of the Class B Preferred Stock in order to preserve our status as a REIT for federal and/or state income tax purposes. See "--Restrictions on Ownership and Transfer."

    On and after May   , 2004, we, at our option, upon not less than 30 nor more
than 60 days' written notice, may redeem shares of the Class B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of our other capital stock, which may include shares of other classes or series of preferred stock. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock (other than Class B Preferred Stock), interests, participations or other ownership interests (however designated), depositary shares representing any of the foregoing, and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

    Holders of Class B Preferred Stock to be redeemed shall surrender the Class B Preferred Stock at the place designated in the notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Class B Preferred Stock has been given and if we have set aside the funds necessary for redemption in trust for the benefit of the holders of any shares of Class B Preferred Stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on those shares of Class B Preferred Stock, those shares of Class B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accrued dividends. If any redemption date is not a business day, then the redemption price and accrued dividends may be paid on the next business day and no interest or additional dividends will accrue on the amount payable. If less than all of the outstanding Class B Preferred Stock is to be redeemed, the Class B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine. See "Description of Preferred Stock--Redemption" in the accompanying Prospectus.

    Notwithstanding the foregoing, the persons who were the holders of record of shares of Class B Preferred Stock at the close of business on a record date for the payment of dividends will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the redemption of those shares after the record date and on or prior to the dividend payment date or our default in the payment of the dividend due on that dividend payment date. In that case, the amount payable on redemption of those shares will not include that dividend.

    Unless full cumulative dividends on all shares of Class B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Class B Preferred Stock shall be redeemed unless all outstanding shares of Class B Preferred Stock are simultaneously redeemed; provided that the foregoing will not prevent our purchase of Class B Preferred Stock to preserve our status as a REIT for federal income tax purposes or the purchase or acquisition of shares of Class B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Class B Preferred Stock. In addition, unless full cumulative dividends on all shares of Class B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we will not purchase or otherwise acquire, directly or indirectly, any shares of Class B Preferred Stock (except by conversion into or exchange for capital stock ranking junior to the Class B Preferred Stock as to dividends and upon liquidation, dissolution and winding
up); provided, however, that the foregoing shall not prevent our purchase of shares of Class B Preferred Stock to preserve our status as a REIT for federal and/or state income tax purposes, or the purchase or acquisition of shares of Class B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Class B Preferred Stock. See "--Restrictions on Ownership and Transfer" below. So long as no dividends are in arrears, we shall be entitled at any time and from time to time to repurchase shares of Class B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

    Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York. The publication will be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Class B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the transfer agent. No failure to give this notice or any defect in the notice or in the mailing of the notice shall affect the validity of the proceedings for the redemption of any shares of Class B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state:

    (i) the redemption date;

    (ii) the redemption price;

   (iii) the number of shares of Class B Preferred Stock to be redeemed;

    (iv) the place or places where the Class B Preferred Stock is to be surrendered for payment of the redemption price; and

    (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If less than all of the Class B Preferred Stock held by any holder is to be redeemed, the notice mailed to that holder shall also specify the number of shares of Class B Preferred Stock held by that holder to be redeemed.

VOTING RIGHTS

    Holders of the Class B Preferred Stock will not have any voting rights, except as set forth below.

    Whenever dividends on any shares of Class B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors constituting our Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock with similar voting rights and with which the Class B Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Class B Preferred Stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Class B Preferred Stock in the election of those two directors) will be entitled to vote for the election of a total of two additional directors to our Board of Directors at a special meeting called by the Company at the request of the holders of record of at least 10% of the outstanding shares of Class B Preferred Stock or the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which is entitled to vote as a class with the Class B Preferred Stock as aforesaid (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which case such vote will be held at the earlier of the next annual or special meeting of shareholders), or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on those shares of Class B Preferred Stock for past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of the Class B Preferred Stock to elect those two directors will cease and, unless there are other classes or series of our stock upon which like voting rights have been conferred and are exercisable, the term of office of the two directors shall automatically terminate.

    If a special meeting is not called by us within 30 days after request from the holders of Class B Preferred Stock as described above, then the holders of record of at least 10% of the outstanding Class B Preferred Stock may designate a holder to call the meeting at our expense.

    So long as any shares of Class B Preferred Stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of Class B Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (the Class B Preferred Stock voting separately as a class):

        - Authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Class B Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exerciseable for, or evidencing the right to purchase any such shares;

        - Amend, alter or repeal any of the provisions of our Charter, including the articles supplementary creating the Class B Preferred Stock, so as to materially and adversely affect any right, preference, privilege or voting power of the Class B Preferred Stock or the holders thereof; or

        - Enter into any share exchange that affects shares of the Class B Preferred Stock or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into us, unless in each such case described in this clause each share of Class B Preferred Stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of the Class B Preferred Stock; provided, that any amendment to our Charter to authorize any increase in the amount of the authorized preferred stock or common stock or the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized or outstanding shares of the Class B Preferred Stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the Class B Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Class B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect the redemption.

    Each share of Class B Preferred Stock will be entitled to one vote, except when shares of any other class or series of our preferred stock have the right to vote with the Class B Preferred Stock as a single class on any matter, the Class B Preferred Stock and the shares of each other class or series will have one vote for each $25 of liquidation preference (excluding accrued dividends).

    Except as expressly stated in the Articles Supplementary, the Class B Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

CONVERSION

    The Class B Preferred Stock is not convertible into or exchangeable for any of our other property or securities.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    In order for us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, if we, or an owner of 10% or more of us, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any partnership) from that tenant will not be qualifying income for purposes of the REIT gross income tests of the Internal Revenue Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

    The Articles Supplementary relating to the Class B Preferred Stock contain restrictions on the ownership and transfer of Class B Preferred Stock which are intended to assist us in complying with these requirements. The Articles Supplementary establish an ownership limit which provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of Class B Preferred Stock. The constructive ownership rules are complex, and may cause shares of Class B Preferred Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of Class B Preferred Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Class B Preferred Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Class B Preferred Stock and thus violate the ownership limit, or any other limit as permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, waive the ownership limit with respect to a particular stockholder if it determines that the ownership will not jeopardize our status as a REIT and the Board of Directors otherwise decides the action would be in our best interest. As a condition of the waiver, the Board of Directors may require an opinion of counsel satisfactory to it, a ruling from the Internal Revenue Service and/or undertakings or representations from the applicant with respect to preserving our REIT status.

    The Articles Supplementary further prohibit:

        - any person from actually or constructively owning shares of our Class B Preferred Stock that would result in our being "closely held" under
    Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

        - any person from transferring shares of our Class B Preferred Stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

    Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Class B Preferred Stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give us notice immediately and provide us with any other information we may request in order to determine the effect of a transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by a two-thirds vote of our stockholders as required by the Charter. Except as otherwise described above, any change in the ownership limit would require an amendment to the Articles Supplementary. Amendments to the Articles Supplementary that materially and adversely affect the holders of the Class B Preferred Stock require the consent or the affirmative vote of the holders of two-thirds of the shares of Class B Preferred Stock outstanding at the time. See "--Voting Rights."

    Pursuant to the Articles Supplementary, if any purported transfer of Class B Preferred Stock or any other event would otherwise result in any person violating the ownership limit or any other limit as permitted by the Board of Directors, then any purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares of Class B Preferred Stock in excess of the ownership limit or any other limit, and the purported transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any excess shares shall cease to own any right or interest) in those excess shares. Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any purported transferee or other person or entity holding title to the excess shares) will be required to sell those excess shares to a person or entity who could own those shares without violating the ownership limit, or any other limit as permitted by the Board of Directors, and distribute to the purported transferee or other person or entity holding title to the excess shares, as applicable, an amount equal to the lesser of the price paid by the purported transferee or other person or entity holding title to the excess shares for those excess shares or the net sales proceeds received by the trust for those excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the person or entity holding title to those shares an amount equal to the lesser of the market price of those excess shares as of the date of the event or the net sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the purported transferee or other prohibited owner, as applicable, will be distributed to the qualified charitable organization acting as beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions we have paid with respect to those excess shares, and also will be entitled to exercise all voting rights with respect to those excess shares. Subject to Maryland law, effective as of the date that those shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion):

        - to rescind as void any vote cast by a purported transferee or other prohibited owner, as applicable, prior to our discovery that the shares have been transferred to the trust; and

        - to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary.

However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast its vote. Any dividend or other distribution paid to the purported transferee or other prohibited owner (prior to our discovery that the shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the ownership limit or any other limit as permitted by the Board of Directors, then the Articles Supplementary provide that the transfer of the excess shares will be void ab initio.

    In addition, shares of our Class B Preferred Stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

        - the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift or other transfer for no consideration, the market price at the time of the devise or gift or other transfer); or

        - the market price on the date we, or our designee, accepts the offer. We shall have the right to accept the offer until the trustee has sold the shares of stock held in the trust.

    Upon a sale to us, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the purported transferee or other prohibited owner.

    If any purported transfer of shares of Class B Preferred Stock would cause us to be beneficially owned by fewer than 100 persons, that transfer will be null and void ab initio in its entirety and the intended transferee will acquire no rights to the stock.

    All certificates representing shares of Class B Preferred Stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in our control that might involve a premium price for the Class B Preferred Stock or otherwise be in the best interest of stockholders.

    Each holder of Class B Preferred Stock shall upon demand be required to disclose to us in writing any information we may request in order to determine the effect, if any, of a stockholder's actual and constructive ownership of Class B Preferred Stock on our status as a REIT and to ensure compliance with the ownership limit or any other limit as permitted by the Board of Directors.

    The provisions set forth herein under "--Restrictions on Ownership and Transfer" shall apply to the Class B Preferred Stock notwithstanding any contrary provisions of the Class B Preferred Stock described elsewhere in this prospectus supplement or the accompanying prospectus.

             MATERIAL FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS
                           OF CLASS B PREFERRED STOCK

    THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSIDERATIONS ANTICIPATED TO BE MATERIAL TO PURCHASERS OF CLASS B PREFERRED STOCK. THIS SUMMARY IS BASED ON CURRENT LAW, IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOUR TAX TREATMENT WILL VARY DEPENDING UPON YOUR PARTICULAR SITUATION AND THIS DISCUSSION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A HOLDER OF CLASS B PREFERRED STOCK IN LIGHT OF HIS OR HER PERSONAL INVESTMENTS OR TAX CIRCUMSTANCES, OR TO STOCKHOLDERS WHO RECEIVE SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS EXCEPT TO THE EXTENT DISCUSSED UNDER THE HEADINGS "--TAXATION OF TAX-EXEMPT STOCKHOLDERS" AND "--TAXATION OF NON-U.S. STOCKHOLDERS". STOCKHOLDERS RECEIVING SPECIAL TREATMENT INCLUDE, WITHOUT LIMITATION:

    - INSURANCE COMPANIES;

    - FINANCIAL INSTITUTIONS OR BROKER-DEALERS;

    - TAX-EXEMPT ORGANIZATIONS;

    - STOCKHOLDERS HOLDING SECURITIES AS PART OF A CONVERSION TRANSACTION, OR A HEDGE OR HEDGING TRANSACTION OR AS A POSITION IN A STRADDLE FOR TAX PURPOSES; AND

    - FOREIGN CORPORATIONS OR PARTNERSHIPS AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES.

    IN ADDITION, THE SUMMARY BELOW DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO YOU AS A HOLDER OF CLASS B PREFERRED STOCK. THIS PROSPECTUS SUPPLEMENT DOES NOT ADDRESS THE TAXATION OF US OR THE IMPACT ON US OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT

TRUST. A DISCUSSION OF OUR FEDERAL INCOME TAX TREATMENT IS SET FORTH IN THE PROSPECTUS UNDER THE HEADING ENTITLED "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS." THE DISCUSSION SET FORTH BELOW ASSUMES THAT WE QUALIFY AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE. IF IN ANY TAXABLE YEAR WE WERE TO FAIL TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST, WE WOULD NOT BE ALLOWED A DEDUCTION FOR DIVIDENDS PAID TO STOCKHOLDERS IN COMPUTING TAXABLE INCOME AND WOULD BE SUBJECT TO FEDERAL INCOME TAX ON OUR TAXABLE INCOME AT REGULAR CORPORATE RATES. AS A RESULT, THE FUNDS AVAILABLE FOR DISTRIBUTION TO OUR STOCKHOLDERS WOULD BE REDUCED. SEE "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--FAILURE TO QUALIFY" IN THE PROSPECTUS.

    The information in this section is based on:

    - the Internal Revenue Code;

    - current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code;

    - the legislative history of the Internal Revenue Code;

    - current administrative interpretations and practices of the Internal Revenue Service; and

    - court decisions, all as of the date of this prospectus supplement.

    In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received such rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment and the statements in this prospectus supplement are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

    YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF:

       - THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR CLASS B PREFERRED STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES;

       - OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES; AND

       - POTENTIAL CHANGES IN THE TAX LAWS.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

    When we use the term "U.S. stockholder," we mean a holder of shares of Class B Preferred Stock who is, for United States federal income tax purposes:

       - a citizen or resident of the United States;

       - a corporation, partnership, or other entity treated as a corporation or a partnership for United States federal income tax purposes, created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, treasury regulations are enacted that provide otherwise;

       - an estate which is required to pay United States federal income tax regardless of the source of its income; or

       - a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in the treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons shall also be considered U.S. stockholders.

    DISTRIBUTIONS GENERALLY. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. As long as we qualify as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the Class B Preferred Stock and then to our common stock.

    To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in his Class B Preferred Stock by the amount of the distribution in excess of earnings and profits, but not below zero. Distributions in excess of a U.S. stockholder's adjusted tax basis in his shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

    CAPITAL GAIN DISTRIBUTIONS. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain, to the extent that such gain does not exceed our actual net capital gain for the taxable year from the sale or disposition of capital assets. Depending on the characteristics of the assets which produced these gains, and on specified designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then that portion of the total capital gain dividends paid or made available to holders of all classes of our stock shall be allocable to the holders of Class B Preferred Stock in proportion to the amount that the total dividends, as determined for federal income tax purposes, paid or made available to the holders of the Class B Preferred Stock for the year bears to the total dividends paid or made available to holders of all classes of our stock.

    PASSIVE ACTIVITY LOSSES AND INVESTMENT INTEREST LIMITATIONS. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of shares of Class B Preferred Stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares of Class B Preferred Stock, however, may not be treated as investment income depending upon your particular situation.

    RETENTION OF NET LONG-TERM CAPITAL GAINS. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would:

    - include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

    - be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's long-term capital gains;

    - receive a credit or refund for the amount of tax deemed paid by it;

    - increase the adjusted basis of its shares of Class B Preferred Stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

    - in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the Internal Revenue Service.

    DISPOSITIONS OF CLASS B PREFERRED STOCK. If you are a U.S. stockholder and you sell or dispose of your shares of Class B Preferred Stock to a person other than the Company, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property you receive on the sale or other disposition, less any portion thereof attributable to accumulated and declared but unpaid distributions that the selling stockholder is entitled to receive, which would have been characterized as a dividend to the extent of our current and accumulated earnings and profits, and (ii) your adjusted basis in the shares of Class B Preferred Stock for tax purposes. This gain or loss will be capital gain or loss if you have held the Class B Preferred Stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if you have held the Class B Preferred Stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of shares of Class B Preferred Stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

    REDEMPTION OF CLASS B PREFERRED STOCK. A redemption of shares of the Class B Preferred Stock will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend, to the extent of the Company's current and accumulated earnings and profits, at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in us, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares of capital stock, including our common stock and our other equity interests, considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular holder of the Class B Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, you are advised to consult your own tax advisors to determine your tax treatment.

    If a redemption of shares of the Class B Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. See "--Dispositions of Class B Preferred Stock" above for the tax treatment of a sale or exchange.

    If a redemption of shares of the Class B Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of the Class B Preferred Stock for tax purposes will be transferred to the holder's remaining shares of our capital stock, if any. If the holder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

BACKUP WITHHOLDING

    We report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A U.S. stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "--Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from us and gain arising upon your sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

    For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension-held real estate investment trust" shall be treated as unrelated business taxable income as to any trust which:

    - is described in Section 401(a) of the Internal Revenue Code;

    - is tax-exempt under Section 501(a) of the Internal Revenue Code; and

    - holds more than 10%, by value, of the interests in the real estate investment trust.

    Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code are referred to below as "qualified trusts."

    A real estate investment trust is a "pension-held real estate investment trust" if:

        - it would not have qualified as a real estate investment trust but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust, rather than by the trust itself; and

        - either at least one such qualified trust holds more than 25%, by value, of the interests in the real estate investment trust, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the real estate investment trust, holds in the aggregate more than 50%, by value, of the interests in the real estate investment trust.

    The percentage of any real estate investment trust dividend treated as unrelated business taxable income is equal to the ratio of:

        - the unrelated business taxable income earned by the real estate investment trust, treating the real estate investment trust as if it were a qualified trust and therefore required to pay tax on unrelated business taxable income, to

        - the total gross income of the real estate investment trust.

    A DE MINIMIS exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of real estate investment trust distributions as unrelated business taxable income will not apply if the real estate investment trust is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of limitations on the transfer and ownership of stock contained in the charter, we are not and do not expect to be classified as a "pension-held real estate investment trust."

TAXATION OF NON-U.S. STOCKHOLDERS

    The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of Class B Preferred Stock by persons that are non-U.S. stockholders. When we use the term "non-U.S. stockholder" we mean stockholders who are not U.S. stockholders. In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our Class B Preferred Stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder's country. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with us in order to claim such treatment. Non-U.S. stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of Class B Preferred Stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

OTHER TAX CONSEQUENCES

    Your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our shares.

LEGISLATIVE PROPOSALS

    President Clinton's Year 2000 Federal Budget Proposal includes a number of provisions regarding real estate investment trusts. One provision would eliminate our ability to make an election pursuant to IRS Notice 88-19, as described in the prospectus under the heading entitled "Certain Federal Income Tax Considerations--Taxation of the Company as a REIT." In addition, another provision would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a real estate investment trust in taxable years beginning after January 1, 2000. If enacted, this provision could effectively preclude us from re-electing to be taxed as a real estate investment trust following a loss of our status as a real estate investment trust. We cannot predict whether any legislation regarding real estate investment trusts will be adopted or, if adopted, what its terms will be.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have filed a registration statement on Form S-3 with the SEC covering our preferred stock. For further information on Realty Income and our preferred stock, you should refer to our registration statement and its exhibits. This prospectus supplement and the accompanying prospectus summarize material provisions of contracts and other documents that we refer you to. Since the prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with them, which means:

    - Incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

    - We can disclose important information to you by referring you to those documents; and

    - Information that we file with the SEC will automatically update and supersede this prospectus supplement and the accompanying prospectus.

    We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

    - Information relating to executive compensation in our Definitive Proxy Statement on Schedule 14A dated March 30, 1999;

    - Current Report on Form 8-K dated January 22, 1999;

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the preferred stock offering:

    - Reports filed under Sections 13(a) and (c) of the Exchange Act;

    - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - Any reports filed under Section 15(d) of the Exchange Act.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                               Realty Income Corporation

                               Attention: Investor Relations

                               220 West Crest Street

                               Escondido, CA 92025-1707

                               (760) 741-2111

                                  UNDERWRITING

GENERAL

    Based on the terms and conditions of a purchase agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Donaldson, Lufkin & Jenrette Securities Corporation, A.G. Edwards & Sons, Inc., EVEREN Securities, Inc., First Union Capital Markets Corp., PaineWebber Incorporated and Sutro & Co. Incorporated are acting as representatives, has severally and not jointly agreed to purchase from us, the number of shares of Class B Preferred Stock set forth opposite its name below:

                                                                                   NUMBER OF
             UNDERWRITER                                                             SHARES
---------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................................
Donaldson, Lufkin & Jenrette Securities Corporation..............................
A.G. Edwards & Sons, Inc.........................................................
EVEREN Securities, Inc...........................................................
First Union Capital Markets Corp.................................................
PaineWebber Incorporated.........................................................
Sutro & Co. Incorporated.........................................................

                                                                                   ----------
           Total.................................................................   2,000,000
                                                                                   ----------
                                                                                   ----------

    The underwriters are obligated to purchase all of the shares of Class B Preferred Stock, if any shares of Class B Preferred Stock are purchased. The underwriters' obligations to purchase are subject to terms and conditions contained in the purchase agreement.

    We have agreed with the underwriters to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933. We have also agreed to contribute to payments which the underwriters may be required to make in respect of those liabilities.

    Certain of the underwriters have in the past and may in the future engage in transactions with, or perform services for, us in the ordinary course of their businesses.

COMMISSIONS AND DISCOUNTS

    The underwriters have advised us that they propose initially to offer the Class B Preferred Stock to the public at the public offering price set forth on the cover page of this prospectus supplement, and to selected dealers at that price less a concession not in excess of $ per share of Class B Preferred Stock. The underwriters may allow, and those dealers may reallow, a discount not in excess of $ per share of Class B Preferred Stock to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the per share and total public offering price, the underwriting discount to be paid by us to the underwriters and the proceeds of the sale of the Class B Preferred Stock to us before deducting expenses payable by us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                                                         WITHOUT
                                                                                        PER SHARE        OPTION       WITH OPTION
                                                                                     ---------------  -------------  -------------
Public offering price..............................................................     $               $              $
Underwriting discount..............................................................     $               $              $
Proceeds, before expenses, to us...................................................     $               $              $

    The expenses of the offering, exclusive of the underwriting discount, are estimated at $250,000 and are payable by us.

OVER-ALLOTMENT OPTION

    We have granted to the underwriters an option, exerciseable for 30 days after the date of this prospectus supplement to purchase up to 300,000 additional shares of Class B Preferred Stock at the public offering price appearing on the cover of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of Class B Preferred Stock offered by this prospectus supplement. If the underwriters exercise this option, each underwriter will have a firm commitment, subject to some conditions, to purchase approximately the same percentage of any additional shares of Class B Preferred Stock as the percentage of the shares of Class B Preferred Stock initially offered that the underwriter has agreed to purchase.

NEW YORK STOCK EXCHANGE LISTING

    Before this offering, there has been no public trading market for the Class B Preferred Stock. We have submitted an application to list the Class B Preferred Stock on the NYSE. If approved for listing, trading of the Class B Preferred Stock is expected to begin within 30 days of the original issuance of the Class B Preferred Stock. The representatives have advised us that they intend to make a market in the Class B Preferred Stock prior to the commencement of trading on the NYSE. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance about the liquidity of any trading market for the Class B Preferred Stock which may exist.

PRICE STABILIZATION AND SHORT POSITIONS

    Until the sale of the Class B Preferred Stock is completed, SEC rules may limit the ability of the underwriters and selling group members to bid for and purchase the Class B Preferred Stock. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of the Class B Preferred Stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class B Preferred Stock.

    If the underwriters create a short position in the Class B Preferred Stock in connection with this offering, which would occur if they sell more shares of Class B Preferred Stock than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Class B Preferred Stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class B Preferred Stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

PENALTY BIDS

    The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchase Class B Preferred Stock in the open market to reduce the underwriters' short position or to stabilize the price of the Class B Preferred Stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares of Class B Preferred Stock as part of this offering.

                                 LEGAL MATTERS

    We will have Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland pass upon the validity of the Class B Preferred Stock to be issued in connection with the offering. We will have Latham & Watkins, Costa Mesa, California, pass upon certain legal matters relating to the offering. Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters.

PROSPECTUS

                                  $300,000,000
                           REALTY INCOME CORPORATION
               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

                            ------------------------

    Realty Income Corporation, a Maryland corporation (the "Company"), may from time to time offer in one or more series (i) its debt securities (the "Debt Securities"), (ii) shares of its Preferred Stock, $1.00 par value per share (the "Preferred Stock"), or (iii) shares of its Common Stock, $1.00 par value per share (the "Common Stock"), with an aggregate public offering price of up to $300,000,000 on terms to be determined at the time of offering. The Debt Securities, the Preferred Stock and the Common Stock (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the Company's option or repayment at the holder's option, terms for sinking fund payments, terms for conversion into shares of Preferred Stock or Common Stock, covenants and any initial public offering price; (ii) in the case of Preferred Stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions and terms and conditions of redemption and any initial public offering price; and (iii) in the case of Common Stock, any initial public offering price. In addition, such specific terms may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Ownership and Transfers of Capital Stock." The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is October 1, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement on Form S-3 (of which this Prospectus is a part) (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is currently listed on the New York Stock Exchange ("NYSE") and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Electronic filings made through the Commission's EDGAR filing system are publicly available through the Commission's web site (http://www.sec.gov).

    The Company has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the Commission's rules and regulations. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

        (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

        (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

       (iii) the Company's Current Report on Form 8-K dated May 5, 1997; and

        (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to the Corporate Secretary of the Company, 220 West Crest Street, Escondido, California 92025 (telephone number: (760) 741-2111).

                                  THE COMPANY

    Realty Income Corporation, a Maryland corporation (the "Company"), is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") that focuses on the acquisition of long-term net lease properties. The Company's philosophy is to employ a strategy of acquiring, owning and managing properties that are preleased on a long-term net lease basis to national and regional chain operators in a variety of consumer service and retail industries throughout the United States. As of August 19, 1997, the Company directly owned controlling interests in 771 properties located throughout the United States.

    The Company commenced operations as a REIT on August 15, 1994 through the merger and consolidation of 25 public and private real estate limited partnerships (the "Consolidation"). From September 1993 until May 28, 1997, the Company existed as a corporation formed under the laws of the State of Delaware (the "Delaware Company"). In March 1997, the Company formed Realty Income of Maryland, Inc., a Maryland corporation and wholly-owned subsidiary of the Delaware Company (the "Maryland Company"), specifically for the purpose of reincorporating the Company under the laws of the State of Maryland (the "Reincorporation"). The Maryland Company conducted no business and had no material assets or liabilities prior to May 28, 1997. On May 28, 1997, the Delaware Company was merged into the Maryland Company pursuant to an Agreement and Plan of Merger approved by the Company's stockholders. Upon completion of the merger, the Maryland Company changed its name to Realty Income Corporation. The Reincorporation did not result in any change in the Company's business, assets or liabilities and did not result in any relocation of management or other employees. For a more complete description of the potential effects of the Reincorporation, reference is hereby made to the section entitled, "Reincorporation of the Company in Maryland and Related Changes to the Rights of Stockholders" of the Company's Proxy Statement filed with the Commission on March 28, 1997 in connection with its 1997 Annual Meeting of Stockholders, which section is incorporated by reference herein.

    The Company's executive offices are located at 220 West Crest Street, Escondido, California 92025, and the telephone number is (760) 741-2111.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include the construction and acquisition of additional properties and other acquisition transactions, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth ratios of earnings to fixed charges for the periods shown. The years ended December 31, 1996 and 1995 and the six months ended June 30, 1997 are for the Company. The results of operations used to compute the ratio for the year ended December 31, 1994 are comprised of those of the combined 10 private and 15 publicly held real estate limited partnerships that were included in the Consolidation (collectively, the "Predecessor") from January 1, 1994 through August 15, 1994 and those of the Company from August 16, 1994 through December 31, 1994. The ratio shown for the year ended December 31, 1993 is derived from the combined historical financial information of the Predecessor. Ratios are not shown for the year ended December 31, 1992 because the Predecessor did not have any fixed charges for such period.

  SIX MONTHS                          YEAR ENDED DECEMBER 31,
ENDED JUNE 30,   ------------------------------------------------------------------
     1997             1996             1995             1994             1993
---------------  ---------------  ---------------  ---------------  ---------------
      6x               14x              10x              39x            5,865x

    The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before extraordinary items plus fixed charges (excluding interest costs capitalized). Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to fixed charges and preferred share dividends are the same as the ratios presented above.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities will be direct obligations of the Company, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Company. The Debt Securities may be issued under one or more indentures, each dated as of a date on or before the issuance of the Debt Securities to which it relates and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part or incorporated by reference herein by means of a post-effective amendment to the Registration Statement or a Form 8-K, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (collectively, the "Indenture") will be entered into between the Company and a trustee (the "Trustee"), which may be the same Trustee. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities are summaries of certain anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

TERMS

    The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the particular Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

    Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company's Board of Directors or as set forth in the applicable Indenture or one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

    Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

        (1) the title of such Debt Securities;

        (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

        (3) the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

        (4) if convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Stock or the Preferred Stock into which such Debt Securities are convertible;

        (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

        (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

        (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates upon which any such interest will be payable, the record dates for payment of such interest, or the method by which any such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

        (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

        (9) the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the Company's option;

        (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

        (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

        (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

        (13) whether such Debt Securities will be issued in certificated and/or book-entry form, and, if so, the identity of the depositary for such Debt Securities;

        (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

        (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

        (16) any deletions from, modifications of or additions to the events of default or covenants of the Company with respect to such Debt Securities;

        (17) whether and under what circumstances the Company will pay any Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

        (18) the subordination provisions, if any, relating to such Debt Securities;

        (19) the provisions, if any, relating to any security provided for such Debt Securities; and

        (20) any other terms of such Debt Securities.

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

    Unless otherwise described in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the applicable Trustee's corporate trust office, the address of which will be set forth in the applicable Prospectus Supplement; PROVIDED, HOWEVER, that, unless otherwise provided in the applicable Prospectus Supplement, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    Subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting such transfer must provide evidence of title and identity satisfactory to the Company and the applicable transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company may at any time rescind the designation of any transfer agent appointed with respect to the Debt Securities of any series or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Neither the Company nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before the mailing or first publication, as the case may be, of notice of redemption of such Debt Securities and ending at the close of business on (i) if the Debt Securities of such series are issuable only in registered form, the day of mailing of the relevant notice of redemption or (ii) if the Debt Securities of such series are issuable in bearer form, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable in registered form and there is no such publication, the day of mailing of the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security in registered form, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (c) exchange any Debt Security in bearer form so selected for redemption, except in exchange for a Debt Security of such series in registered form that is simultaneously surrendered for redemption; or (d) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the holder's option, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Each Indenture will provide that the Company will not consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any person unless (a) either the Company shall be the continuing entity, or the successor person (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be a corporation organized and existing under the laws of the United States or any State thereof and shall expressly assume the Company's obligation to pay the principal of (and premium, if any) and interest on all the Debt Securities issued under such Indenture and the due and punctual performance and observance of all the covenants and conditions contained in such Indenture and in such Debt Securities; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred, and any liens on any property or assets of the Company or any Subsidiary that are incurred, created or assumed as a result thereof as having been created, incurred or assumed, by the Company or such Subsidiary at the time of such transaction, no event of default under the Indenture, and no event that, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "--Merger, Consolidation or Sale of Assets," each Indenture will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, all material rights (by certificate of incorporation, by-laws and statute) and all material franchises; PROVIDED, HOWEVER, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

    MAINTENANCE OF PROPERTIES. Each Indenture will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the Company's judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

    INSURANCE. Each Indenture will require the Company to, and to cause each of its Subsidiaries to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

    PAYMENT OF TAXES AND OTHER CLAIMS. Each Indenture will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on it or any Subsidiary or on the income, profits or property of the Company or any Subsidiary and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; PROVIDED, HOWEVER, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, each Indenture will require the Company, within 15 days after each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (a) to transmit by mail to all holders of Debt Securities issued under such Indenture, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, (b) to file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (c) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of such Debt Securities.

    Except as may otherwise be provided in the Prospectus Supplement relating to any series of Debt Securities, the term "Subsidiary", as used in the Indenture, means with respect to the Company, any other Person of which more than 50% of
(i) the equity or other ownership interests or (ii) the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or general or managing partners thereof is at the time owned by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

    ADDITIONAL COVENANTS. Any additional covenants of the Company with respect to any of the series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Indenture, each Indenture will provide that the following events are "events of default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due, whether at stated maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice to the Company by the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether such indebtedness exists at the date of the relevant Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act, as such Regulation was in effect on January 1, 1996.

    If an event of default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority of the principal amount of the outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (other than principal and premium, if any, and interest which have become due solely as a result of such acceleration), plus certain fees, expenses, disbursements and advances of the applicable Trustee and
(b) all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture. Each Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (y) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (z) in respect of a covenant or provision contained in such Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected thereby.

    Each Indenture will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived, subject to certain exceptions; PROVIDED, HOWEVER, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in such holders' interest.

    Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it, and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by holders of a majority in principal amount of the outstanding Debt Securities of such series. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

    Each Indenture will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee; provided that such direction shall not conflict with any rule of law or the Indenture and the Trustee may refuse to follow any direction that may involve the Trustee in personal liability or that may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, the Company will be required to deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of any Indenture will be permitted with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of principal, interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any Debt Security (or reduce the amount of premium payable upon any such repayment); (c) change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security when due; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

    The holders of a majority in aggregate principal amount of outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants in the applicable Indenture.

    Modifications and amendments of an Indenture will be permitted to be made by the Company and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under the Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination does not apply to any outstanding Debt Securities of a series created prior to the date of such amendment or supplement that are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(i) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture PROVIDED, HOWEVER, that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of such Debt Securities, PROVIDED, HOWEVER, that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

    Each Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security in the applicable Indenture, and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

    Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be permitted to be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent or waiver that must be given by the holder of each Debt Security affected thereby, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the

Indenture will be binding on all holders of Debt Securities of that series. The persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series shall constitute a quorum for a meeting of holders of such series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting and
(b) the principal amount of the outstanding Debt Securities of all such series that are entitled to vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, upon request of the Company any Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified in such Company request (except as to certain limited provisions of such Indenture which shall survive) when either (i) all Debt Securities of such series have been delivered to the Trustee for cancellation or (ii) all Debt Securities of such series have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and the Company has irrevocably deposited with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    Each Indenture will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either to (a) defease and be discharged from any and all obligations with respect to any series of Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold money for payment in trust) ("defeasance") or (b) be released from its obligations with respect to certain covenants (which will be described in the relevant Prospectus Supplement) applicable to such Debt Securities under the applicable Indenture (which may include, subject to a limited exception, the covenants described under "--Certain Covenants"), and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based on a ruling of the Internal Revenue Service (the "IRS") or a change in applicable U.S. federal income tax law occurring after the date of the applicable Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

    "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; PROVIDED, HOWEVER, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default, other than the event of default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to the specified sections of the applicable Indenture (which sections would no longer be applicable to such Debt Securities) or clause (g) thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such

Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. The Company would, however, remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

UNCLAIMED PAYMENTS

    All amounts paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF COMMON STOCK

    The Company has authority to issue 100,000,000 shares of Common Stock, $1.00 par value per share. As of August 19, 1997, the Company had outstanding 22,994,964 shares of Common Stock.

GENERAL

    The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that the Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's charter (the "Charter") and Bylaws (the "Bylaws").

TERMS

    Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding the restrictions on transfer of stock, holders of Common Stock are entitled to receive dividends when, as and if authorized and declared by the Company's Board of Directors out of assets legally available therefor. Payment and authorization of dividends on the Common Stock and purchases of shares thereof by the Company may be subject to certain restrictions if the Company fails to pay dividends on the Preferred Stock. See "Description of Preferred Stock." Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or adequate provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Preferred Stock. Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. The Company's Board of Directors is divided into three classes of directors. The initial terms of the Class I, Class II and Class III directors will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of the Company's Common Stock voting for the election of directors can elect all the directors of the class standing for election at the time if they choose to do so and the holders of the remaining shares cannot elect any directors of such class. Holders of shares of Common Stock do not have preemptive rights, which means they have no right under the Charter, Bylaws or Maryland law to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. All shares of Common Stock now outstanding are, and additional shares of Common Stock offered will be when issued, fully paid and nonassessable.

    Under the Maryland General Corporation Law (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides that any such action shall be effective if approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

    The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

MARYLAND BUSINESS COMBINATION LAW

    Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The business combinations provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder.

These provisions of the MGCL may delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interests of the stockholders.

MARYLAND CONTROL SHARE ACQUISITIONS LAW

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

    As permitted by the MGCL, the Bylaws contain a provision exempting the Company from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. There can be no assurance that such provision will not be amended or eliminated by the Board of Directors at any time in the future.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement and certain other requirements relating to its tax status as a REIT, the Company may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Ownership and Transfers of Capital Stock."

TRANSFER AGENT

    The registrar and transfer agent for the Common Stock is The Bank of New
York.

                         DESCRIPTION OF PREFERRED STOCK

    The Company is authorized to issue 20,000,000 shares of Preferred Stock, $1.00 par value per share, of which no shares were outstanding as of August 19, 1997.

GENERAL

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter (including any applicable Articles Supplementary) and the Bylaws.

    The Charter authorizes the Board of Directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any class or series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board is required by the MGCL and the Charter to set, subject to the provisions of the Charter regarding the restrictions on transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to transferability, dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. As of the date hereof, no shares of Preferred Stock are outstanding and the Company has no present plans to issue any Preferred Stock. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms of and other information concerning the Preferred Stock, including:

        (1) the title of such Preferred Stock;

        (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

        (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

        (4) whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

        (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

        (6) the provision for a sinking fund, if any, for such Preferred Stock;

        (7) any voting rights of such Preferred Stock;

        (8) the provision for redemption, if applicable, of such Preferred
    Stock;

        (9) any listing of such Preferred Stock on any securities exchange;

        (10) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

        (11) a discussion of federal income tax considerations applicable to such Preferred Stock;

        (12) any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the Company's REIT status;

        (13) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

        (14) whether liquidation preferences on Preferred Stock shall be counted as liabilities of the Company in determining whether distributions to junior stockholders can be made under the MGCL;

        (15) any limitations on issuance of any series or class of Preferred Stock ranking senior to or on a parity with such series or class of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

        (16) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

    Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank (a) senior to all classes or series of Common Stock and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (b) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company; and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company. For these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of shares of the Preferred Stock of each series or class shall be entitled to receive, when, as and if authorized and declared by the Company's Board of Directors, out of the Company's assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the Company's stock transfer books on such record dates as shall be fixed by the Company's Board of Directors.

    Dividends on any series or class of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Company's Board of Directors fails to authorize a dividend payable on a dividend payment date on any series or class of Preferred Stock for which dividends are noncumulative, then the holders of such series or class of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

    If any shares of Preferred Stock of any series or class are outstanding, no full dividends shall be authorized or paid or set apart for payment on the Preferred Stock of any other series or class ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series or class for any period unless (a) if such series or class of Preferred Stock has a cumulative dividend, then full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series or class for all past dividend periods and the then current dividend period or (b) if such series or class of Preferred Stock does not have a cumulative dividend, then full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series or class. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series or class and the shares of any other series or class of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series or class, then all dividends authorized on shares of Preferred Stock of such series or class and any other series or class of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be authorized pro rata so that the amount of dividends authorized per share on the Preferred Stock of such series or class and such other series or class of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock of such series or class (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series or class of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series or class that may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (a) if such series or class of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series or class of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the Common Stock or other stock of the Company ranking junior to the Preferred Stock of such series or class as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series or class as to dividends or upon liquidation, nor shall the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series or class as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other stock of the Company ranking junior to the Preferred Stock of such series or class as to dividends and upon liquidation).

    Any dividend payment made on shares of a series or class of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series or class that remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the Company's option, as a whole or in part, in each case on the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series or class of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series or class is payable only from the net proceeds of the issuance of stock of the Company, the terms of such Preferred Stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (a) if such series or class of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series or class of Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series or class of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of such series or class of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series or class are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series or class to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series or class. In addition, unless (i) if such series or class of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series or class of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series or class (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series or class as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series or class to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series or class.

    If fewer than all the outstanding shares of Preferred Stock of any series or class are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

    Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a share of Preferred Stock of any series or class to be redeemed at the address shown on the Company's stock transfer books. Each notice shall state: (a) the redemption date; (b) the number of shares and series or class of the Preferred Stock to be redeemed; (c) the redemption price; (d) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (e) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (f) the date on which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series or class are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of shares of Preferred Stock of any series or class, the Board of Directors may fix a record date for the determination of shares of such series or class of Preferred Stock to be redeemed.

    Subject to applicable law and the limitation on purchases when dividends on a series or class of Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of such series or class of Preferred Stock in the open market, by tender or by private agreement.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of the Common Stock or any other series or class of stock of the Company ranking junior to any series or class of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of such series or class of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with such series or class of Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series or class of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of any series or class of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of stock ranking junior to such series or class of Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of the Company's property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series or class of Preferred Stock, so long as any shares of Preferred Stock of a series or class remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series or class of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series or class voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series or class of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Charter or the Articles Supplementary for such series or class of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series or class of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series or class of Preferred Stock, or any increase in the amount of authorized shares of such series or class or any other series or class of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series or class with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series or class of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which shares of any series or class of Preferred Stock are convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement and certain other requirements relating to its tax status as a REIT, the Company may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Ownership and Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for any series or class of Preferred Stock will be set forth in the applicable Prospectus Supplement.

            RESTRICTIONS ON OWNERSHIP AND TRANSFERS OF CAPITAL STOCK

    The following summary of certain restrictions on the ownership and transfer of shares of stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the Charter and Bylaws.

    In order for the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

    Because the Company expects to continue to qualify as a REIT, the Charter contains restrictions on the ownership and transfer of Common Stock which are intended to assist the Company in complying with these requirements. The Charter provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of Common Stock (the "Ownership Limit"). The constructive ownership rules of the Code are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Common Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Common Stock and thus violate the Ownership Limit, or such other limit as permitted by the Board of Directors. The Board of Directors may, but in no event is required to, waive the Ownership Limit with respect to a particular stockholder if it determines that such ownership will not jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company.

    The Charter further prohibits (i) any person from actually or constructively owning shares of Common Stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (ii) any person from transferring shares of Common Stock of the Company if such transfer would result in shares of stock of the Company being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

    Any person who acquires or attempts to acquire actual or constructive ownership of shares of stock of the Company that will violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by a two thirds vote of the Company's stockholders as required by the Charter. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter.

    Pursuant to the Charter, if any purported transfer of Common Stock or any other event would otherwise result in any person violating the Ownership Limit or such other limit as permitted by the Board of Directors, or result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, then that number of shares in excess of the Ownership Limit or such other limit shall be transferred to a trust for the benefit of a charitable beneficiary as described below and the purported transferee (the "Prohibited Transferee"), shall acquire no rights (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such excess shares (the "Prohibited Owner") shall cease to have any rights) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, or such other limit as permitted by the Board of Directors, and distribute to the Prohibited Transferee or Prohibited Owner, as applicable, an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for such excess shares or the net sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the Market Price (as defined in the Charter) of such excess shares as of the date of such event or the net sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit or such other limit as permitted by the Board of Directors, then the Charter provides that the transfer of the excess shares will be void.

    In addition, shares of stock of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift or other transaction which does not involve a purchase of stock, the Market Price as of the day of the event which resulted in the transfer of such excess shares to the trust) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

    If any purported transfer of shares of Common Stock would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

    All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of stockholders.

    Under the Charter, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the Company's status as a REIT.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

    EACH INVESTOR IS URGED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

    GENERAL. The Company has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1994. The Company believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or will operate in a manner so as to qualify or remain qualified.

    These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Latham & Watkins has acted as tax counsel to the Company in connection with this Prospectus and the Company's election to be taxed as a REIT.

    Latham & Watkins has rendered an opinion to the Company as of September 12, 1997 to the effect that commencing with the Company's taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, and that Latham & Watkins undertakes no obligation to update this opinion subsequent to such date. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation in any particular taxable year will satisfy such requirements. See "--Failure to Qualify."

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a real estate investment trust because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain assume that the Company has made an election pursuant to IRS Notice 88-19.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust.

    The Company believes that it has satisfied condition (5) and that it has issued sufficient shares to allow it to satisfy condition (6). In addition, the Company's Charter provides for restrictions regarding ownership and transfer of the Company's capital stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(5) and (6) above. Such ownership and transfer restrictions are described in "Restrictions on Ownership and Transfers of Capital Stock." There can be no assurance, however, that such transfer and ownership restrictions will, in all cases, prevent a violation of the stock ownership provisions described in (5) and (6) above. The ownership and transfer restrictions pertaining to a particular class or series of capital stock will be described in the applicable Prospectus Supplement pertaining to such class or series.

    The Company owns, and has owned, interests in various partnerships. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the real estate investment trust for purposes of

Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships in which the Company is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. See "--Tax Risks Associated with the Partnerships."

    The Company owns 100% of the stock of a subsidiary that is a qualified REIT subsidiary (a "QRS") and may acquire stock of one or more new subsidiaries. A corporation will qualify as a QRS if 100% of its stock is held by the Company at all times during the period such QRS was in existence. A QRS will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a QRS will be treated as assets, liabilities and such items (as the case may be) of the Company for all purposes of the Code including the REIT qualification tests. For this reason, references under "Certain Federal Income Tax Considerations" to the income and assets of the Company shall include the income and assets of any QRS. A QRS will not be subject to federal income tax and the Company's ownership of the voting stock of a QRS will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of the Company's total assets, described below under "--Asset Tests."

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the real estate investment trust, or an owner of 10% or more of the real estate investment trust, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the real estate investment trust generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the real estate investment trust derives no revenue; PROVIDED, HOWEVER, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may take certain of the actions set forth in (i) through (iv) above to the extent such actions will not, based on the advice of tax counsel to the Company, jeopardize the Company's tax status as a REIT.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a real estate investment trust for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) public debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any asset during its Recognition Period, the Company will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the above distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements set forth above.

    DISTRIBUTION OF ACQUIRED EARNINGS. In addition to the above annual distribution requirements, a REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such earnings and profits. In a corporate reorganization qualifying as a tax-free statutory merger, the acquired corporation's earnings and profits are carried over to the surviving corporation. Any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of the REIT attributable to non-REIT years. On August 17, 1995, R.I.C. Advisor, Inc., a California corporation ("R.I.C. Advisor"), merged with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger dated as of April 28, 1995, by and among the Company, R.I.C. Advisor and the shareholders of R.I.C. Advisor. Accordingly, as a result of the Merger, the Company was treated as having acquired the earnings and profits (the "Acquired Earnings") of R.I.C. Advisor. The Company was required to distribute (or be deemed to distribute) the Acquired Earnings prior to the close of 1995. Failure to do so would result in the loss of the Company's REIT status, which would have a material adverse effect on the financial position and results of operations of the Company and its ability to make distributions to stockholders and debt service payments. See "--Failure to Qualify."

    The amount of the Acquired Earnings was based on the earnings and profits of R.I.C. Advisor immediately prior to the Merger. The Acquired Earnings were determined through an earnings and profits study based on the corporate tax returns of R.I.C. Advisor for the tax years beginning with R.I.C. Advisor's date of incorporation through the date of the Merger. The Company requested that KPMG Peat Marwick LLP perform certain procedures relating to the amount of the earnings and profits of R.I.C. Advisor for purposes of the earnings and profits distribution requirement. Based on KPMG Peat Marwick LLP's conclusions (which were based on R.I.C. Advisor's tax returns as filed with the Internal Revenue Service (the "IRS"), certain other information provided by R.I.C. Advisor and other assumptions and qualifications set forth in KPMG Peat Marwick LLP's report) and other relevant factors, the Company believes that it made (or was deemed to make) distributions to its shareholders which were sufficient to distribute the Acquired Earnings prior to the close of 1995.

    The calculation of the amount of Acquired Earnings is subject to challenge by the IRS. The IRS may examine R.I.C. Advisor's prior tax returns and propose adjustments to increase its taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings was based on these returns, such adjustments may increase the amount of the Acquired Earnings. If the IRS determines that the Company did not distribute all of the Acquired Earnings prior to the end of 1995, the Company would fail to qualify as a REIT for 1995 and perhaps for subsequent years, which would have a material adverse effect on the financial position and results of operations of the Company and its ability to make distributions to stockholders and debt service payments. See "--Failure to Qualify." However, the Company may make an additional distribution within 90 days of such a determination by the IRS to distribute the Acquired Earnings and would be required to pay to the IRS an interest charge based on 50% of the amount not previously distributed. If such additional distribution is made, the Company's failure to distribute the Acquired Earnings would not prevent it from qualifying as a REIT for years subsequent to 1995.

TAX RISKS ASSOCIATED WITH THE PARTNERSHIPS

    The Company presently owns an interest in one partnership and previously owned an interest in other partnerships. The ownership of an interest in a partnership may involve special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of a partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the partnership was treated as an association taxable as a corporation for federal income tax purposes, the partnership would be treated as a taxable entity. In addition, in such a situation, (i) if the Company owned more than 10% of the outstanding voting securities of such partnership, or the value of such securities exceeded 5% of the value of the Company's assets, the Company would fail to satisfy the asset tests described above and would therefore fail to qualify as a REIT, (ii) distributions from the partnership to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for the Company to satisfy such test, (iii) the interest in the partnership held by the Company would not qualify as a "real estate asset," which could make it more difficult for the Company to meet the 75% asset test described above, and (iv) the Company would not be able to deduct its share of any losses generated by the partnerships in computing its taxable income. See "--Failure to Qualify" for a discussion of the effect of the Company's failure to meet such tests for a taxable year. The Company believes that each of the partnerships in which the Company owns or has owned an interest have been and will be treated for tax purposes as a partnership (rather than an association taxable as a corporation). The Company's position will not be binding on the IRS and no assurance can be given that the IRS will not successfully challenge the status of any partnership as a partnership for federal income tax purposes.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Such a failure to qualify for taxation as a REIT would reduce the cash available for distribution by the Company to stockholders and to pay debt service and could have an adverse effect on the market value and marketability of the Securities. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXPAYER RELIEF ACT OF 1997

    On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (H.R. 2014), which will have the effect of modifying certain REIT-related Code provisions for tax years beginning on or after January 1, 1998. Some of the potentially significant REIT-related changes contained in this legislation include: (i) the rule disqualifying a REIT for any year in which it fails to comply with certain regulations requiring the REIT to monitor its stock ownership is replaced with an intermediate financial penalty; (ii) the rule disqualifying a REIT in any year that it is "closely held" does not apply if during such year the REIT complied with certain regulations which require the REIT to monitor its stock ownership, and the REIT did not know or have reason to know that it was closely held; (iii) a REIT is permitted to render a DE MINIMIS amount of impermissible services to tenants in connection with the management of property and still treat amounts received with respect to such property (other than certain amounts relating to such services) as qualified rent; (iv) the rules regarding attribution to partnerships for purposes of defining qualified rent and independent contractors are modified so that attribution occurs only when a partner owns a 25% or greater interest in the partnership;
(v) the 30% gross income test is repealed; (vi) any corporation wholly-owned by a REIT is permitted to be treated as a qualified REIT subsidiary regardless of whether such subsidiary has always been owned by the REIT; (vii) the ordering rule for purposes of the requirement that newly-electing REITs distribute earnings and profits accumulated in non-REIT years is modified; (viii) the class of excess noncash items for purposes of the REIT distribution requirements is expanded; (ix) the rules regarding the treatment of hedges are modified; and (x) certain other Code provisions relating to REITs are amended. Some or all of the provisions could affect both the Company's operations and its ability to maintain its REIT status for its taxable years beginning in 1998.

STATE AND LOCAL TAXES

    The Company may be subject to state or local taxes in other jurisdictions such as those in which the Company may be deemed to be engaged in activities or own property or other interests. Such tax treatment of the Company in states having taxing jurisdiction over it may differ from the federal income tax treatment described in this summary.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices relating to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and such compensation received from the Company will be described, in the applicable Prospectus Supplement.

    Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

    Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock. The Common Stock is currently listed on the NYSE. Unless otherwise specified in the related Prospectus Supplement, any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an

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exchange or Nasdaq, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, there can be no assurance as to the liquidity of, or the trading market for, the Securities.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Realty Income Corporation as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 included in Realty Income Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated by reference herein have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and have been incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick LLP, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll. Certain legal matters will be passed upon for the Company by Latham & Watkins.

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                                2,000,000 SHARES

                                     [LOGO]

                  % CLASS B CUMULATIVE REDEEMABLE PREFERRED STOCK
                     (LIQUIDATION PREFERENCE $25 PER SHARE)

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE

                           A.G. EDWARDS & SONS, INC.

                            EVEREN SECURITIES, INC.

                       FIRST UNION CAPITAL MARKETS CORP.

                            PAINEWEBBER INCORPORATED

                            SUTRO & CO. INCORPORATED

                                           , 1999

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